                                                                   EXHIBIT 10.14

                                                                  EXECUTION COPY



                                   24 May 2002



                               EXIDE ITALIA S.r.l.
                                    as Seller



                         ARCHIMEDE SECURITISATION S.r.l.
                       (acting through its London branch)
                                    as Buyer



                              EXIDE HOLDING EUROPE
                                 as Offer Agent



                                 CITIBANK, N.A.
                       (acting through its London branch)
                               as Operating Agent


                                       and


                                 CITIBANK, N.A.
                        (acting through its Milan branch)
                               as Allocation Agent

                 ----------------------------------------------

                      AMENDED AND RESTATED RECEIVABLES SALE
                                    AGREEMENT

                 ----------------------------------------------

1.   DEFINITIONS AND CONSTRUCTION ..........................................................       3
2.   SCOPE OF THE AGREEMENT ................................................................      23
3.   CONDITIONS PRECEDENT ..................................................................      23
4.   PURCHASES .............................................................................      26
5.   COLLECTIONS AND SETTLEMENT ............................................................      30
6.   FEES, COSTS AND DUTIES ................................................................      33
7.   PAYMENTS AND COMPUTATIONS, ETC. .......................................................      34
8.   REPRESENTATIONS AND WARRANTIES OF THE SELLER ..........................................      35
9.   AFFIRMATIVE COVENANTS OF THE SELLER ...................................................      38
10.  NEGATIVE COVENANTS OF THE SELLER AND EXIDE EUROPE .....................................      40
11.  REPORTING REQUIREMENTS OF THE SELLER ..................................................      41
12.  SERVICER, ALLOCATION AGENT, COLLECTIONS AND BUYER ACCOUNT .............................      43
13.  PROTECTION OF THE BUYER'S RIGHTS ......................................................      47
14.  RESPONSIBILITIES OF THE SELLER ........................................................      48
15.  AGENCY AND INDEMNITIES ................................................................      50
16.  AMENDMENTS, ETC. ......................................................................      52
17.  NOTICES ...............................................................................      53
18.  NO WAIVER: REMEDIES ...................................................................      53
19.  BINDING EFFECT: ASSIGNABILITY .........................................................      53
20.  FURTHER ASSURANCE - RESTRUCTURING .....................................................      55
21.  TERMINATION ...........................................................................      55
22.  NO PROCEEDINGS ........................................................................      56
23.  EXECUTION IN COUNTERPARTS: SEVERABILITY ...............................................      56
24.  CONFIDENTIALITY .......................................................................      56
25.  GOVERNING LAW AND JURISDICTION ........................................................      57

THIS AGREEMENT is made on or about the ______ day of May 2002

BETWEEN

(1)   Exide Italia S.r.l., a company incorporated in Italy, quota capital of
      (Euro)26,000,000 fully paid up having its registered office at Via Dante Alighieri, 100/106, Romano di Lombardia (BG), Italy, registered with the Bergamo Register of Companies under No. 09178790151 (the "Seller");

(2) Exide Holding Europe, a French Societe Anonyme, with its registered office at 5-7 Allee des Pierres Mayettes, 92636 Gennevilliers Cedex, France (the "Offer Agent");

(3) Archimede Securitisation S.r.l., a corporation incorporated under the laws of Italy, registered with the Elenco Speciale held by the Bank of Italy pursuant to Article 107 of Legislative Decree No.385 of 1 September 1993 under No. 481 acting through its branch at 336 Strand, London WC2R 1HB, as buyer (the "Buyer");

(4) Citibank, N.A., a banking corporation incorporated under the laws of the State of New York, acting through its branch at 336 Strand, London WC2R 1HB, as administrator (the "Operating Agent"); and

(5) Citibank, N.A., a banking corporation incorporated under the laws of the State of New York, acting through its Italian branch at Foro Buonaparte 16, 20121 Milan, as allocation agent (the "Allocation Agent").

Preliminary Statements

(A) The Seller desires to sell, from time to time, all of its rights and title to and interest in certain of its Receivables, and the Buyer desires to purchase, from time to time, such Receivables from the Seller on or after the Effective Date, pursuant to the provisions of Law No. 52 of 21 September 1991;

(B) the Seller and the Buyer have agreed, upon the terms and pursuant to the conditions of this Agreement, that the Offer Agent shall from time to time for and on behalf of the Seller offer to assign Receivables arising, from time to time, from Contracts and, the Buyer will subject to the terms and pursuant to the conditions of this Agreement, accept such offers in the manner prescribed herein; and

(C) the Operating Agent has been requested and is willing to act as Operating Agent as set out in this Agreement and, in particular, in Clause 15(A), subject to the ability of the Operating Agent to delegate its obligations pursuant to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION

In this Agreement (including the Preliminary Statements):

(A) Accounting Terms: All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof in the Republic of Italy.

(B)   Defined Terms: The following terms shall have the meanings indicated:

"Acceptance Fee" has the meaning ascribed to that term in Clause 4(B).

"Account Debtor" means a Person obliged to make payment(s) pursuant to a Contract.

"Accounts Receivable Listing" means a list, by invoice number, of all of the Contracts entered into with Designated Account Debtors which are shown on the Seller's general ledger as outstanding as at (but excluding) each relevant Reference Date, the information specified in Clause 4(E) together with such other information concerning each Contract, and in such format, as the Operating Agent may specify.

"Accounts Receivable Trial Balance" means the Seller's accounts receivable trial balance computer printout, containing a list of Designated Account Debtors together with the aged Outstanding Balance of the Receivables.

"Accruals" means, as of any time, the aggregate amount by which the face value of Eligible Receivables which are Paid Receivables have been reduced by virtue of any prompt payment discounts, accruals for volume rebates, warranty claims by the applicable Designated Account Debtor(s), and other credit notes (including, without limitation, credit notes issued to Designated Account Debtors as a result of disputes, claims and invoicing errors by the Seller).

"Additional Designated Account Debtor" means an Account Debtor designated by the Seller as a Designated Account Debtor pursuant to Clause 4(A)(2).

"Additional Seller" means any member of the Exide Group which becomes party to this Agreement in accordance with Clause 19(D).

"Admission of Additional Seller" means an agreement substantially in the form set out in Schedule 2.

"Advance Payment" means, at any time, the aggregate amount of any withdrawals from the Buyer Collection Account and made by the Seller under Clause 12(D) to the extent they are outstanding and not repaid.

"Adverse Claim" means any claim of ownership, lien, security interest, mortgage, charge, or encumbrance, or other right or claim of any Person.

"Affiliate" when used with respect to a Person, means a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary Holding Company.

"Allocation Agent" means Citibank, N.A., Milan branch.

"Approved Currency" means, on the date hereof, Euro and, thereafter, with the prior written consent of the Operating Agent and in addition to Euro, Sterling and Dollars.

"Approved Jurisdiction" means each (i) jurisdiction in the European Union, or
(iii) any other jurisdiction in respect of which the Seller has obtained as security from the applicable Designated Account Debtor a clear and unconditional demand letter of credit (governed by the Uniform Customs and Practice for Documentary Credits) from a bank whose short-term debt is rated at least A-1 and P-1 by the Rating Agencies, the term of which is in form and substance satisfactory to the Operating Agent (acting reasonably) and the conditions of which are in form and substance satisfactory to the Operating Agent (acting reasonably), and which letter of credit has been fully assigned to the Operating Agent on behalf of the Buyer (which assignment shall include full notice to the applicable bank issuing the letter of credit), requiring payment to be made directly to the Operating Agent on behalf of the Buyer.

"Buyer Account" means the account in the name of the Buyer with Citibank, N.A., Milan branch designated as such by the Buyer, or (with the prior written consent of the Operating Agent) such other account at such bank as the Buyer may utilise for the purposes of this Agreement and designate as the Buyer Account.

"Buyer Collection Account" means the collection account in the name of the Buyer operated pursuant to the Collection Account Bank Mandate and referred to in Clause 8 (Q) (b) hereunder or such other account or accounts with the Collection Account Bank as may, with the prior written consent of the Operating Agent, be utilised for the purposes of this Agreement.

"Buyer Entitlement" means, at any time, in respect of the total amount standing to the credit of the Buyer Collection Account, the portion thereof attributable to or representing Collections together with interest credited by the Collection Account Bank to such portion.

"Capital" equals, at any time, the Euro Equivalent of the Seller's Proportionate Share of Programme Capital.

"Citibank" means Citibank, N.A., a national banking association under the laws of the United States of America.

"Collection Account Bank" means in respect of each Seller, such bank and branch at which a Buyer Collection Account is, with the prior written consent of the Operating Agent, maintained from time to time and operated pursuant to the Collection Account Bank Mandate.

"Collection Account Bank Mandate" means the resolutions, instructions and signature authorities given by the Servicer to the Collection Account Bank in form and substance satisfactory to the Operating Agent.

"Collections" means, with respect to any Purchased Receivable, all cash collections received and other cash proceeds of that Purchased Receivable (excluding any cash proceeds arising under any transaction as referred to in Clause 19(C)) and of any Related Security with respect to that Purchased Receivable received.

"Concentration Amount" means as of any date, with respect to each Designated Account Debtor, the product of (a) the Concentration Limit applicable to such Designated Account Debtor and (b) the Euro Equivalent of the Programme Eligible Receivables.

"Concentration Limit" means, in relation to the aggregate Receivables for each Designated Account Debtor: (a) for any single Designated Account Debtor rated at least A-l or P-l or its equivalent by the Rating Agencies, 17%; (b) for any single Designated Account Debtor rated A-2 or P-2 or its equivalent by the Rating Agencies, 8.5%; (c) for any single Designated Account Debtor rated A-3 or P-3 or its equivalent by the Rating Agencies, 5.66%; (d) for any single Designated Account Debtor rated below A-3 or P-3 or not rated on its short term debt, 3.4% (to the extent a Designated Account Debtor does not have a short term rating but has an actual or implied senior long-term debt rating, the applicable percentage will be determined based on equivalent senior long-term debt ratings (as determined by the Operating Agent) for the short term ratings specified above).

"Contract" means a written agreement (and for the avoidance of doubt, includes any oral agreement evidenced by an invoice containing or referring to the standard terms of business of the Seller) between the Seller and an Account Debtor pursuant to which such Account Debtor is obliged to pay for goods or services sold or provided by the Seller (including any value added tax in respect thereof) from time to time.

"Credit and Collection Policy" means the Seller's policies, practices and procedures relating to Contracts and Receivables in form and content satisfactory to the Operating Agent in accordance with paragraph (k) of Schedule 5 as modified from time to time with the consent of the Operating Agent.

"Currency Exchange Agreement" means the spot currency agreement and the forward currency agreement to be entered into on or prior to the Effective Date by the Buyer and a counterparty rated at least A-1 and P-1 or its equivalent by the Rating Agencies (the "Swap Counterparty") to exchange, respectively, the amount in Euro received by the Buyer under the Facilities Agreement into the currencies of the denomination of the Receivables acquired by the Buyer under all Origination Agreements to which it is a party and the currencies of the amount of Collections payable to the Buyer under all Origination Agreements to which it is a party into Euro.

"Currency Exchange Costs" means the costs payable by the Buyer to the counterparty under the Currency Exchange Agreement (expressed as a percentage of Capital).

"Debt" means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever and, without limitation, shall include:

(1) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance lease or hire purchase agreement;

(2) the deferred purchase price (for more than 90 days) of an asset or service; and

(3) any obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another financing transaction.

"Deemed Settlement Date" means a date which would have been a Settlement Date were it not to fall during a Specific Bank Holiday Period.

"Default Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recent month for which such ratio is available of (i) aggregate Eligible Receivables which are Paid Receivables that were 91-120 days past due at the end of each such month plus Eligible Receivables which are Paid Receivables that were charged off (or, without duplication, which should have been charged off) as uncollectible during each such month which, if they had not been charged off (or, without duplication, which should have been charged off) would have been less than 121 days past due during such month to (ii) aggregate sales giving rise to Receivables that were generated during the calendar month immediately preceding the commencement of the Loss Horizon preceding such date.

"Defaulted Receivable" means an Eligible Receivable which is a Paid Receivable and:

(1) which, after the original due date, remains unpaid in whole or in part for more than 90 days;

(2) in respect of which the Designated Account Debtor has taken any action, or suffered any event to occur, of the type described in Clause 11(D)(2); or

(3) which has been, or should be, written off or provided for in the Seller's books as uncollectible in accordance with the Credit and Collection Policy.

"Designated Account Debtor" means, at any time, all Account Debtors (other than those designated in Schedule 10) unless the Operating Agent has advised the Offer Agent (on behalf of the Seller) that an Account Debtor shall not be considered a Designated Account Debtor.

"Determination Date" means initially, the Effective Date and thereafter, each following Monday (or such day as may be agreed from time to time between the Offer Agent (on behalf of the Seller) and the Operating Agent); provided however, if such day is not a Programme Business Day, the applicable Determination Date shall be the next succeeding Programme Business Day.

"Diluted Receivable" means that portion of any Eligible Receivable which is a Paid Receivable which is either (a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by the Seller to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by the Seller which reduces the amount payable by the Designated Account Debtor on the related Paid Receivable or (iii) any set-off in respect of any claim by the Designated Account Debtor on the related Eligible Receivable which is a Paid Receivable or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Designated Account Debtor thereof);

"Dilution Horizon" means, at any time, the estimated weighted average period in days between the issuance of invoices and the related credit note, if any, by the Programme Seller, as such period is calculated by the Operating Agent from time to time.

"Dilution Horizon Ratio" equals the higher of (a) the Euro Equivalent of total sales giving rise to Programme Receivables for the Programme Seller for the past Dilution Horizon divided by the Euro Equivalent of the outstanding balance of Eligible Receivables (whether or not they are Paid Receivables, as that term is used in each applicable Origination Agreement) aggregated among all Origination Agreements as of the end of the most recent month and (b) 0.5.

"Dilution Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recently ended month of (i) the aggregate amount of Receivables that become Diluted Receivables during each such month to (ii) the aggregate sales giving rise to Receivables that were originated during the preceding month.

"Dilution Reserve" means as of any Settlement Date:

(PER minus DefR) x max [DYN, FLOOR]

where:

DYN        = [(SF2 x ED) + DVF] x DHR

FLOOR      = ED x DHR

Provided that the Dilution Reserve shall never be less than the amount such that, when aggregated to the floor applicable to the Loss Reserve, is equal to the Euro Equivalent of Dollars 15,000,000 where:

PER   =    The aggregate amount of the Programme Eligible Receivables

DefR  =    The aggregate amount of Programme Eligible Receivables that are
Defaulted Receivables (as defined in and aggregated among all Origination Agreements)

SF2   =    Stress Factor 2 = 2.25

ED    =    The average Programme Dilution Ratio during the preceding 12 months

DVF   =    Dilution Volatility Factor

DHR   =    Dilution Horizon Ratio

"Dilution Volatility Factor" means as of any date, a percentage equal to the product of (i) the amount by which (A) the highest two month average Programme Dilution Ratio during the most recently ended twelve month period exceeds (B) the average of the Programme Dilution Ratios during such twelve month period and (ii) (A) the highest two month average Programme Dilution Ratio during such twelve month period divided by (B) the average of the Programme Dilution Ratios during such twelve month period.

"Directors' Certificate" means a certificate in the form attached as Schedule
12.

"Discount" means with respect to (i) Existing Receivables, the subject of a Letter of Offer or (ii) Purchased Receivables (which were Future Receivables at the time of their Purchase) having come into existence during the relevant Reference Period, on the relevant Settlement Date, the amount agreed from time to time between the Seller and the Operating Agent on behalf of the Buyer and which reflects the cost of funding and the Programme Costs from time to time applicable to the Buyer, applicable Accruals, applicable Reserves and, in addition, the fact that the credit risk on the Purchased Receivables are borne by the Buyer without recourse against the Seller (cessione pro-soluto).

"Dollar Equivalent" of any sum in any currency at any time means the amount of Dollars that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum as at the most recent Settlement Date.

"Dollars" and the sign "$" each mean the lawful currency of the United States of America.

"Early Amortisation Event" means the first to occur of:

(1) the Seller or Exide Europe defaults in the payment on the due date of any payment due and payable by it under or relating to the Relevant Documents to which it is a party and such default continues unremedied for a period of five (5) Local Business Days after the earlier of the Seller or Exide Europe becoming aware of such default and the receipt by the Seller or Exide Europe of written notice by the Operating Agent requiring the same to be remedied;

(2) subject to Clause 12(D), the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) defaults in the performance or observance of any of its other covenants and obligations, or breaches any representation or warranty under the Relevant Documents to which it is a party, which in the reasonable opinion of the Operating Agent is materially prejudicial to the interests of the Buyer and/or the Lenders, and such default is not remedied to the satisfaction of the Operating Agent within five Local Business Days of the earlier of the Seller, Exide Europeor the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) becoming aware of such default and receipt by the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) of written notice by the Operating Agent requiring the same to be remedied (for the avoidance of doubt, for the purposes of this paragraph (2) if the Seller satisfies its obligations pursuant to Clause 5(D) within such five-Local Business Day period, such default or breach shall not be considered to be an Early Amortisation Event);

(3) an effective resolution is passed for the winding up of the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe);

(4) the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) ceases or threatens to cease to carry on its business or ceases to carry on the whole or a substantial part of its business, or stops payment or threatens to stop payment of its debts, or the Seller becomes unable to pay its debts, or is deemed unable to pay its debts within the meaning of Article 5 of Royal Decree No. 267 of 16 March 1942, (or with respect to the Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe), any equivalent provisions under applicable laws) or becomes unable to pay its debts as they fall due, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or otherwise becomes insolvent;

(5) Exide Europe ceases at any time to own, directly or indirectly, a minimum of 80% of each class of the outstanding capital stock of the Seller;

(6) any Debt of a member of the Exide Europe Group in excess (in the aggregate) of the Euro Equivalent of $5,000,000 becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Debt;

(7) any sale of Eligible Receivables pursuant to this Agreement ceases to constitute a perfected assignment of such Eligible Receivables pursuant to
     Article 5 of Law No. 52 of 21 February 1991;

(8) proceedings are initiated against the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) in respect of its liquidation, winding-up, administration, insolvency, composition, reorganisation (other than a reorganisation the terms of which have been approved by the Operating Agent and where the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) is solvent) under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws save where such proceedings are being contested in good faith by the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe), or an administrative or other receiver, servicer or other similar official is appointed in relation to the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) or in relation to the whole or any substantial part of the undertaking or assets of the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe) or an encumbrancer shall take possession of the whole or any substantial part of the undertaking or assets of the Seller, Exide Europe or the Offer Agent (if an Affiliate of Exide Technologies other than Exide Europe), or a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Seller, Exide Europe or the Offer Agent (if an affiliate of Exide Technologies other than Exide Europe) and in any of the foregoing cases it shall not be discharged within 15 days;

(9) if the Seller, Exide Europe or the Offer Agent (if an affiliate of Exide Technologies other than Exide Europe) shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of its creditors generally;

(10) for any three month period, the average Default Ratio exceeds 9 %;

(11) for any three month period, the average Dilution Ratio exceeds 10 %;

(12) for any three month period, the Loss to Liquidation Ratio exceeds 0.5%;

(13) for any three month period, the average Programme Default Ratio exceeds 6
     %;

(14) for any three month period, the average Programme Dilution Ratio exceeds
     12%;

(15) for any three month period, the average Programme Loss to Liquidation Ratio exceeds 0.5%;

(16) a Programme Amortisation Event (as such term is defined in any other Origination Agreement) occurs;

(17) any amount owing under the US DIP Facility Agreement becomes immediately due and payable as a result of the occurrence of an Event of Default (as that term is defined in the US DIP Facility Agreement) thereunder; and

(18) an Event of Default (as that term is defined under the Facilities Agreement) occurs; and

"Effective Date" means the date upon which the initial conditions precedent set forth in Schedule 5 have been satisfied and which has been designated as such by the Operating Agent, which day shall be a Thursday (or such other days as may be agreed by the Offer Agent (on behalf of the Seller) and the Operating Agent) which is a Programme Business Day.

"Eligible Account Debtor" means, at any time, the Account Debtors agreed and approved by and between the Seller and the Operating Agent (unless the Operating Agent has advised the Seller that an Account Debtor shall not be considered an Eligible Account Debtor) including:

(1) Account Debtors whose Receivables are collected by the Collection Account Bank in accordance with the Collection Account Bank Mandate;

(2) Account Debtors which are corporate bodies/entities being (according to the address specified in the related invoice) resident of an Approved Jurisdiction;

(3)  Account Debtors which are not Affiliates of any party to this Agreement;

(4) Account Debtors to which no delivery or shipment has been cancelled or suspended for credit reasons and no credit line or accommodation has been cancelled or suspended for credit reasons, in either case at any time in the 2 years preceding the date that the invoice relating thereto is despatched; and

(5) Account Debtors which are not government agencies or local authorities unless considered separate corporate entities under applicable law that are owned, directly or indirectly by a government agency or local authority.

"Eligible Receivable" means a Receivable:

(1) the Account Debtor of which is a corporate body or corporate entity which is (according to the address specified in the related invoice) resident of an Approved Jurisdiction;

(2) the Account Debtor of which is an Eligible Account Debtor and is not an Affiliate of any party to this Agreement;

(3) the Account Debtor of which is not the Account Debtor of any Defaulted Receivables the aggregate Outstanding Balance of which equals or exceeds 10% of the aggregate Outstanding Balance of all Receivables of such Account Debtor;

(4) in respect of the Account Debtor of which no delivery or shipment has been cancelled or suspended for credit reasons and no credit line or accommodation has been cancelled or suspended for credit reasons, in either case at any time in the 2 years preceding the date that the invoice relating thereto is despatched;

(5) which is not a Defaulted Receivable (i) at the date of Purchase (in respect of Existing Receivables) and (ii) at the date on which such Receivables becomes a Paid Receivable (in respect of Future Receivables);

(6) which, according to the Contract related thereto, is required to be paid in full on a date which falls (i) not earlier than the Purchase Date (in respect of Existing Receivables) and not earlier than the date on which such Receivables becomes a Paid Receivable (in respect of Future Receivables) and (ii) within 180 days after the earlier of the original billing date and the date that the invoice relating thereto is despatched;

(7) the Euro Equivalent of the Outstanding Balance of which, when added to the Euro Equivalent of the Outstanding Balance (as that term is defined under each Origination Agreement) of all other Paid Receivables (as such term is used in each applicable Origination Agreement) owing by the same Account Debtor or any of its Affiliates under all Origination Agreements, does not exceed the Concentration Amount;

(8)  which is denominated and payable only in Approved Currency;

(9) which (A) arises under a form of Contract set out in Schedule 7 (or which otherwise has been duly authorised by the Operating Agent), which is stated to be, and is, governed (for the purposes of the conflict of laws principles of the Approved Jurisdiction in question) by Italian law and which, together with such Receivable, is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Account Debtor, (B) is freely assignable (or if not assignable without the consent of the Account Debtor, such consent has been obtained to the satisfaction of the Operating Agent) and (C) is not subject to any Adverse Claim or dispute, set off, counterclaim or defence whatsoever;

(10) which, together with the Contract related thereto, does not contravene in any material respect any applicable laws, rules or regulations and with respect to which the Seller is not in violation of any such law, rule or regulation in any material respect;

(11) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Operating Agent may from time to time specify to the Seller and which are based on a criterion or requirement of any one or more of the Rating Agencies;

(12) which is not an interest bearing receivable;

(13) which represents all or part of the sales price in respect of the supply of goods or services in the Approved Jurisdiction in question; (14) the Account Debtor of which is not a government agency or local authority unless, the Account Debtor of which is considered a separate corporate entity under applicable law that is owned, directly or indirectly by a government agency or local authority;

(15) which has not been prepaid in whole or in part;

(16) for which all goods and services to which it relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects;

(17) the Account Debtor of which has in respect of Purchased Receivables (other than Defaulted Receivables) falling due for payment on or after 31 August 2002, paid in full the most recent Purchased Receivable owing by it directly to the credit of the Buyer Collection Account (subject to the provisions of the Collection Account Bank Mandate);

(18) whose amount appearing in the corresponding invoice is an amount including the value added tax (VAT) payable thereon.

"Enigma" means the proprietary computer software furnished by Citibank pursuant to the Enigma Licence Agreement, as such computer software may be modified, updated or replaced by Citibank from time to time.

"Enigma Licence Agreement" means an agreement in the form of Schedule 12 hereto, duly executed by the Offer Agent.

"Euro" means the single currency unit of the Participating Member States.

"Euro Equivalent" of any sum and at any time means the amount of Euro that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum at such time.

"Exide Europe" means Exide Holding Europe S.A., a French societe anonyme.

"Exide Europe Group" means Exide Europe and all of its Subsidiaries.

"Exide Group" means Exide Technologies and all of its Subsidiaries.

"Exide Technologies" means Exide Technologies, a Delaware Corporation.

"Existing Receivables" means all Receivables which are specified by (or on behalf of) the Seller (i) in the Initial Letter of Offer as being in existence in respect of Designated Account Debtors as at the Initial Reference Date and
(ii) in any subsequent Letter of Offer, as being in existence in respect of Additional Designated Account Debtors as at the Reference Date immediately preceding the Offer Date in respect of such Letter of Offer.

"Existing Receivables Purchase Price" means, on any Purchase Date, in respect of Existing Receivables comprised in a Group of Receivables, an amount in Euro equal to the Outstanding Balance of those of the Receivables which are Eligible Receivables as at the Reference Date immediately preceding the relevant Offer Date less the Discount applicable on the Purchase Date immediately succeeding such Offer Date, as calculated by the Operating Agent.

"Facilities Agreement" means the agreement entered into on or about the date hereof between, inter alios, Batteries Funding Limited and the Lenders.

"Facility Fee" means 0.50 % per annum of the positive difference between (i) the Facility Limit and (ii) Programme Capital (as such fee is calculated monthly in arrears and applied on each Settlement Date).

"Facility Limit" means Dollars 177,500,000, as such amount may be reduced from time to time upon notice given by the Operating Agent (on behalf of the Seller) as a result of the event specified in Clause 7.1 of the Facilities Agreement.

"Fees Letter" means the fees letters dated as of the date hereof, between Exide Europe and the Operating Agent in respect of the calculation and payment of certain fees.

"Foreign Currency Reserve" as of any Settlement Date will equal 5% of Programme Capital on such Settlement Date, or such other amount as determined by the Operating Agent (and notified in writing to the Offer Agent), acting reasonably (upon the written request of a Seller after any redetermination of the level of the Foreign Currency Reserve, the Operating Agent agrees to provide the Seller with information relating to the basis of such redetermination).

"Future Receivables" means all Receivables owing by a Designated Account Debtor which are not Existing Receivables and which are or will be generated pursuant to Contracts entered into not later than 24 months after the relevant Purchase Date.

"Future Receivables Purchase Price" means, on any Settlement Date, in respect of Future Receivables comprised in a Group of Receivables which have come into existence during any Reference Period, an amount in Euro equal to the Outstanding Balance of those of the Receivables which are Eligible Receivables as at the Reference Date immediately preceding such Settlement Date less the Discount applicable on such Settlement Date, as calculated by the Operating Agent.

"German Excess Loss Reserve" means the positive difference (if any) between (i) the aggregate of the German Sellers' Proportionate Share (as such term is defined under the German RSA) of the Loss Reserve and (ii) an amount equal to 9% of the Outstanding Balance of Paid Receivables which are Eligible Receivables (as each such term is defined in the German RSA) under the German RSA.

"Group of Receivables" means, at any time, all Receivables purchased or to be purchased by the Buyer on a Purchase Date or, as appropriate, the Group of Receivables specified in a Letter of Offer.

"Guarantee" means any guarantee, indemnity, letter of credit or any other obligation or irrevocable offer (whatever called and of whatever nature):

(19) to pay or to purchase;

(20) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

(21) to indemnify against the consequences of default in the payment of; or

(22) to be responsible otherwise for,

an obligation or indebtedness of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition of another person.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Initial Offer Date" means the date which is two Programme Business Days before the Effective Date.

"Initial Purchase" means the first Purchase completed under this Agreement.

"Initial Reference Date" means 24 May 2002.

"Interest Period" means initially, the period commencing on (and including) the Effective Date and ending on (but excluding) the following Settlement Date, and thereafter, each period beginning on (and including) the day following the last day of the immediately preceding Interest Period and ending on (but excluding) the following Settlement Date; provided however, if such day is not a Programme Business Day, the applicable Interest Period shall end on the next succeeding Programme Business Day.

"Lenders" means any Bank, financial institution, trust, fund or other entity which is or may from time to time become a party to the Facilities Agreement as a "Lender" thereunder.

"Letter of Offer" has the meaning assigned to that term in Clause 4(A).

"Letter of Undertaking" means the Letter of Undertaking given by Exide Europe substantially in the form set out in Schedule 9 to this Agreement.

"LIBOR" means (a) the applicable Screen Rate or (b) (if no Screen Rate is available one week Dollar) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Operating Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. London timeon the Quotation Day for the offering of deposits in Dollar comparable to the Interest Period.

"Loan" means any loan to be made to the Buyer by the Lenders pursuant to the Facilities Agreement or, when made, the principal amount outstanding thereof.

"Local Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in Milan. Where an obligation is expressed in this Agreement to be performed on a Local Business Day and such Local Business Day is not also a Programme Business Day, the applicable Local Business Day shall be the immediately-preceding Local Business Day which is also a Programme Business Day.

"Loss Horizon" equals the sum of 90 days plus the Weighted Average Term calculated among all Origination Agreements as of the Settlement Date.

"Loss Horizon Ratio" equals the total sales giving rise to Programme Receivables for the Programme Seller for the Loss Horizon divided by the outstanding balance of Programme Receivables as of the end of the most recent month.

"Loss Ratio" as of any date equals the highest 3 month average Default Ratio aggregated among all Origination Agreements which has occurred in the 12 months immediately preceding such date.

"Loss Reserve" as of any Settlement Date will equal:

(PER minus DefR) x [max(DYN,FLOOR)] plus DefR

where:

DYN = SFl x LR x LHR

FLOOR = CF

Provided that the Loss Reserve shall never be less than an amount such that, when aggregated to the floor applicable to the Dilution Reserve is equal to the Euro Equivalent of Dollars 15,000,000 where:

PER = The aggregate amount of Programme Eligible Receivables

DefR = the aggregate amount of Programme Eligible Receivables that are Defaulted Receivables (as defined in and aggregated among all Origination Agreements)

SF1 = Stress Factor One = 2.25

LHR = Loss Horizon Ratio

CF = Concentration Floor = 17%

LR = Loss Ratio

"Loss to Liquidation Ratio" as of any date, is equal to the ratio (expressed as a percentage) of (i) the Euro Equivalent of the aggregate outstanding balance of all Receivables that were written off by the Seller during the twelve month period most recently ended prior to such date to (ii) the aggregate amount of such total sales giving rise to Receivables less the Euro Equivalent of the total Diluted Receivables during such twelve month period.

"Mandatory Cost Rate" has the meaning ascribed to that term in the Facilities Agreement.

"Margin" means 3.75% per annum.

"Offer Date" means, initially, the Initial Offer Date and, thereafter, each Determination Date.

"Onward Buyer" means Batteries Funding Limited.

"Onward Sale Agreement" means the Onward Sale Agreement dated the same date hereof and made between the Buyer and the Onward Buyer.

"Origination Agreement" means as of any time each agreement, including this Agreement, pursuant to which a member of the Exide Europe Group sells trade receivables originated in the ordinary course of business of such member company and which has been designated from time to time as such by the Operating Agent. Until and unless a designation has been made by the Operating Agent to the contrary, the Origination Agreements shall consist of (i) for the United Kingdom, the Receivables Sale Agreement dated 3 June 1997 (as amended on the date hereof) between CMP Batteries Limited, Deta UK Limited, Fulmen (U.K.) Limited and B.I.G. Batteries Limited (the "UK Sellers"), Exide Funding as Buyer and Citibank as Operating Agent, (ii) for France, (a) the Receivables Subrogation Agreement dated 6 June 1997 (as amended on the date hereof) between CEAC Compagnie Europeenne d'Accumulateurs S.A.S. (the "French Seller"), Exide Europe Funding Ltd., the Offer Agent and the Operating Agent (the "French RSA") and (b) the Onward Receivables Sale Agreement dated as of the date hereof between Exide Europe Funding Ltd., the Buyer, the Offer Agent and the Operating Agent (the "French ORSA"), (iii) for Spain, the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A., Fulmen Iberica, S.L. (the "Spanish Seller"), the Buyer, the Offer Agent and the Operating Agent (the "Spanish RSA"), (iv) for Italy, (a) this Agreement and (b) the Onward

Sale Agreement dated as of the date hereof between Archimede Securitisation S.r.l., the Buyer and the Operating Agent (the "Italian OSA"), and (v) for Germany, the German Receivables Sale Agreement dated as of the date hereof between Exide Automotive Batterie GmbH, Deutsche Exide GmbH, Deutsche Exide Standby GmbH (the "German Sellers"), the Buyer, the Offer Agent and the Operating Agent (the "German RSA").

"Outstanding Balance" of any Receivable at any time means the then unpaid face amount thereof (including VAT) (except for purposes of determining the Default Ratio, where the unpaid face amount of any Paid Receivable which has been, or would be, written off or provided for in a Seller's books as uncollectible in accordance with the Credit and Collection Policy shall be deemed to be zero).

"Paid Receivables" means all Purchased Receivables the Existing Receivables Purchase Price (in respect of Existing Receivables) and Future Receivables Purchase Price (in respect of Future Receivables) of which have been paid by the Buyer pursuant to the provisions of this Agreement.

"Payment Notification Date" means 31 July 2002

"Person" means an individual, partnership, company, body corporate, corporation, trust, unincorporated association, joint venture, government, or governmental body or agency or other entity.

"Programme" means the revolving sale of trade receivables originated by Exide and certain Subsidiaries of Exide Europe and the funding of such revolving sale pursuant to the funding arrangements established in relation to each Origination Agreement.

"Programme Amortisation Event" means any Early Amortisation Event under any other Origination Agreement other than an Early Amortisation Event of the type described in paragraphs (5), (7), (10), (11) or (12) of the definition of "Early Amortisation Event".

"Programme Business Day" means any day (other than a Saturday or Sunday) on which banks are open for business in New York, London, Dublin, Paris, Frankfurt am Main, Milan and Madrid and which is a TARGET Day.

"Programme Capital" equals, at any time, total Capital aggregated among all Origination Agreements.

"Programme Costs" means (i) the Facility Fee and (ii) and all other fees set out in the Fees Letter.

"Programme Default Ratio" as of any date, is equal to the weighted average of the Default Ratios calculated among all Origination Agreements.

"Programme Dilution Ratio" as of any date, is equal to the weighted average of the Dilution Ratios calculated among all Origination Agreements.

"Programme Eligible Receivables" means, on any Settlement Date, the aggregate Euro Equivalent of the Outstanding Balance of Eligible Receivables (as that term is defined in each Origination Agreement), aggregated among all Origination Agreements which are Paid Receivables and which are to become Paid Receivables (as such term is defined in each Origination Agreement) on such Settlement Date, aggregated among all Origination Agreements.

"Programme Loss to Liquidation Ratio" as of any date, is equal to the weighted average of the Loss to Liquidation Ratios calculated among all Origination Agreements.

"Programme Receivables" means the aggregate Dollar Equivalent of Receivables (as defined in and aggregated among all Origination Agreement.

"Programme Reserves" means the Reserves aggregated among all Origination Agreements.

"Programme Seller" means, collectively, all of the Affiliates of Exide Europe designated as Seller or Originator pursuant to all of the Origination Agreements.

"Proportionate Share" equals, at any time:

(a) in respect of a Seller, the result of the formula: the Dollar Equivalent of all Eligible Receivables which are Paid Receivables from such Seller, divided by the Dollar Equivalent of all Eligible Receivables which are Paid Receivables;

(b) in respect of the Country, the result of the formula: the Dollar Equivalent of all Eligible Receivables which are Paid Receivables in the Country, divided by the Dollar Equivalent of all Eligible Receivables which are Paid Receivables (as such term is used in each Origination Agreement), aggregated among all Origination Agreements.

"Purchase" means a purchase or purported purchase by the Buyer of a Group of Receivables from a Seller pursuant to the acceptance of an offer in accordance with this Agreement and substantially in the form of Schedule 6, Part 3.

"Purchase Date" means the Effective Date and each Settlement Date and Additional Settlement Date after the Effective Date occurring before the Termination Date on which there is a Purchase of Receivables by the Buyer as contemplated by this Agreement.

"Purchased Receivable" means a Receivable (whether an Eligible Receivable or a Permitted Ineligible Receivable) purchased or purported to be purchased by the Buyer pursuant to the acceptance of an offer in accordance with this Agreement.

"Quarterly Settlement Date" means, initially, the first Settlement Date falling in September 2002 and, thereafter, until the Termination Date, the first Settlement Date falling in the third calendar month following the calendar month of the immediately preceding Quarterly Settlement Date.

"Quotation Day" means, in relation to any Interest Period, two Business Days before the first day of that period unless market practice differs in the London interbank market for Dollar, in which case the Quotation Day for that currency will be determined by the Operating Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

"Rating Agencies" means Standard & Poor's Ratings Group, a division of the McGraw Hill Companies Inc. and Moody's Investors Service, Inc.

"Receivable" means the indebtedness (including VAT) owed or which will become owed by any Designated Account Debtor under a Contract arising from a sale or contract of sale of merchandise or provision or contract of provision of services by a Seller and representing part or all of the sale price of such merchandise or services and includes the right to payment of any interest or finance charges and other obligations of such Designated Account Debtor with respect thereto.

"Reference Banks" means the principal London offices of Citibank, N.A., Barclays Bank PLC and The Royal Bank of Scotland plc or such other banks as may be determined by the Operating Agent.

"Reference Date" means each Friday or any other later date (as may be agreed from time to time between the Offer Agent (on behalf of the Seller) and the Operating Agent) falling immediately prior to the next succeeding Determination Date.

"Reference Period" means, initially, the period beginning on (and including) the Initial Reference Date and ending on (but excluding) the next following Reference Date and thereafter, each period from (and including) a Reference Date to (but excluding) the next following Reference Date.

"Related Security" means with respect to any Receivable all of the Seller's interest in any goods and work in progress (including returned or repossessed goods and work in progress) relating to the sale creating such Receivable, and all insurance policies, security, deposits, guarantees, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Buyer supporting or securing payment of such Receivable.

"Relevant Date" means the earlier of:

(c) the date on which all Capital of all Groups of Receivables is reduced to zero; and

(d) the date on which the Outstanding Balance of all Eligible Receivables which are Paid Receivables is reduced to zero.

"Relevant Documents" means this Agreement, the Letter of Undertaking, the Collection Account Bank Mandate and the Fees Letter.

"Reserves" means as of any date, the Euro Equivalent of the Country's Proportionate Share of the sum of the Loss Reserve, the German Excess Loss Reserve, the Dilution Reserve, the Special Dilution Reserve, the Yield Reserve and the Foreign Currency Reserve.

"Screen Rate" means the British Bankers' Association Settlement Rate for one week Dollar displayed on the appropriate page of Telerate Screen. If the agreed page is replaced or service ceases to be available, the Operating Agent may specify another page or service displaying the appropriate rate.

"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Seller" means Exide Italia S.r.l. and any Additional Seller made party to this Agreement in accordance with Clause 18(D).

"Seller Collection Account" means each dedicated collection account opened in the name of the relevant Seller and operated pursuant to the Collection Account Bank Mandate and referred to in Clause 8 (Q) (a) hereunder.

"Seller Entitlement" means, at any time, in respect of the total amount standing to the credit of the Collection Account together with interest thereon, the portion thereof which is not attributable to or representing Collections.

"Seller Original Account" means the account in the name of the Seller, established with the Collection Account Bank designated as such by the Seller, or such other account at such branch of such bank as the Seller may from time to time specify by written notice to the Collection Account Bank with a copy to the Operating Agent.

"Servicer" means at any time the Person then authorised pursuant to this Agreement to service, administer and collect Purchased Receivables.

"Settlement Date" means initially, the Effective Date and thereafter, each Thursday (or such other day as may be agreed from time to time between the Offer Agent (on behalf of the Seller) and the Operating Agent) provided that in relation to a Thursday falling in a Specified Bank Holiday Period, the Settlement Date shall be the Thursday immediately succeeding such Thursday and provided further that, if any such day is not a Programme Business Day the Settlement Date shall be the next succeeding Programme Business Day.

"Settlement Period" means any period beginning on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.

"Settlement Statement" means a statement, as of any Settlement Date, prepared by the Operating Agent substantially in the form of Schedule 3 showing, in Euro, (amongst other things) the amount of Receivables purchased by the Buyer during the last Settlement Period.

"Special Dilution Reserve" means:

(a) on each Settlement Date other than that falling immediately prior to a Deemed Settlement Date, an amount equal to the percentage, set opposite such Settlement Date in Schedule 15, of the Programme Eligible Receivables on such date (including any Eligible Receivables sold or transferred on such date under or pursuant to each Origination Agreement); and

(b) on each Settlement Date falling immediately prior to a Deemed Settlement Date, an amount determined by the Operating Agent (acting reasonably) as reserve to cover the estimated excess of Collections to be received over receivables which may be generated under all origination Agreements during the two successive Reference Periods immediately succeeding such Settlement Date (such amount to be notified by the Operating Agent to the Offer Agent on the Determination Date immediately preceding such Settlement Date), provided however that the Special Dilution Reserve determined in paragraph (a) or (b) above may be adjusted from time to time by the Operating Agent (acting reasonably) on the basis of actual excess of Collections received over the Receivables generated based on recent history of Collections' and Receivables' generation and any expected change in the sales pattern of the Seller (including, without limitation, a reduction of the number of Designated Account Debtors and a reduction of sales to designated Account Debtors) (such adjustment amounts to be notified by the Operating Agent to the Offer Agent on the Determination Date immediately preceding such Settlement Date).

"Specified Bank Holiday Period" means the relevant calendar week:

(a)  in which the 25th of December falls;

(b)  in which Easter falls; and

(c)  in which the 15th of August falls.

"Spot Rate" means, as of any Settlement Date, the spot rate utilised under the Currency Exchange Agreement, as determined for such Settlement Date.

"Subsidiary" means, in respect of any Person (the "first Person") at any particular time, any other Person (the "second Person"):

(a) whose majority of votes in ordinary shareholders' meetings of the second Person is held by the first Person, or

(b) in which the first Person holds a sufficient number of votes giving the first Person a dominant influence in ordinary shareholders' meetings of the second Person, or

(c) which are under the dominant influence of the first Person by virtue of certain contractual relationships between the first Person and the second Person,

pursuant to the provisions of Article 2359 of the Italian Civil Code, or, where the context so requires, any equivalent concept under the laws of the relevant jurisdiction.

"Summary Report" means a report as of each Determination Date or more frequently if requested by the Operating Agent, substantially in the form of Schedule 4, furnished by the Seller to the Operating Agent pursuant to Clause 11(F).

"Summary Report Date" means each Determination Date or such other dates as the Operating Agent may request.

"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer Payment System.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in Euro.

"Temporary Adjustment Account" means the sub-account held by the Buyer with Citibank, N.A., London branch, denominated in Euro and utilised for the purposes set out in Clause 12(E) under the account number 60918971.

"Termination Date" means the earliest to occur of (i) 15 February 2004, (ii) an Early Amortisation Event, and (iii) the US DIP Facility Termination Date.

"Turnover Rate" means, as of any Purchase Date, the average of each of the three most recently ended months of the Dollar Equivalent of the aggregate outstanding balance of the Paid Receivables (aggregated among the Origination Agreements) as of the last day of each such month, over the average or each of the three most recently ended months of the total sales giving rise to Programme Receivables Euro Equivalent of the aggregate outstanding balance of Paid Receivables as of the last day of each such month.

"US DIP Facility Agreement" means the $250,000,000 secured superior priority debtor in possession credit agreement entered into on 15 April 2002 between Exide Technologies and certain of its Subsidiaries as debtors and debtors-in-possession, Citicorp USA, Inc. as Administrative Agent, Collateral Monitoring Agent and Arranger, Salomon Smith Barney Inc. as Sole Book Manager and Lead Manager and the lenders and issuers from time to time party thereto.

"US DIP Facility Termination Date" has the meaning given to "Scheduled Termination Date" in the US DIP Facility Agreement.

"Weighted Average Term" means the weighted average term of all Paid Receivables, calculated on the basis of the formula: (original stated payment term of each invoice x amount of such invoice) / invoice amount.

"Yield Rate" means the percentage rate per annum which is the aggregate of the applicable (i) Margin, (ii) LIBOR and (iii) the Mandatory Costs Rate (if any).

"Yield Reserve" means, as of any Settlement Date, an amount equal to the sum of
(a) the product of (i) the Programme Eligible Receivables less the Defaulted Receivables (aggregated among all Origination Agreements) and (ii) the Yield Reserve Rate and (b) the product of (i) the Dollar Equivalent of the Outstanding Balance of all Paid Receivables (as aggregated among all Origination Agreements) and (ii) 0.75% (substitute servicer reserve).

"Yield Reserve Rate" means as of any Settlement Date, the product of (1) two times the Turnover Rate for such date and (2) the sum of (a) 1 month LIBOR times
1.5 plus the Margin plus the Mandatory Costs Rate (if applicable); (b) the Currency Exchange Costs; (c) the Facility Fee; and (d) the other fees set out in the Fees Letter.

(D) This Agreement: Any reference to "this Agreement" or any other agreement or document shall, unless the context otherwise requires, include this Agreement or, as the case may be, that other agreement or document as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement or, as the case may be, that other agreement or document. Any reference to Clauses or paragraphs in this Agreement is, subject to any contrary indication, a reference to a Clause or paragraph in this Agreement.

(E) Origination Agreements: All references in this Agreement to terms defined in the Origination Agreements or to amounts which are aggregated among all Origination Agreements, shall, unless the contrary is indicated, be deemed to refer to the equivalent concepts in the Origination Agreements where the same defined term is not used.

(F)  Headings: Headings shall be ignored in construing this Agreement.

(G) Time: Save where the contrary is indicated, any reference in this Agreement to a time of day (including opening and closing of business hours) shall be construed as a reference to London time.

(H) Time of Essence: Time shall be of the essence in this Agreement and all documents delivered pursuant to the terms of this Agreement, subject to the prior waiver of such timing by the affected party.

(I) Limited Recourse Provision under the Facilities Agreement and the Currency Exchange Agreement: Any amount payable hereunder by reference to amounts payable by the Onward Buyer under the Facilities Agreement and the Currency Exchange Agreement shall be due and payable irrespective of whether the Onward Buyer is liable to pay such amounts as a result of the limited recourse provisions contained in the Facilities Agreement or the Currency Exchange Agreement.

2.   SCOPE OF THE AGREEMENT

     On the terms and conditions set out in this Agreement, the Buyer commits, (subject to the conditions precedent set out in Clause 3) until the Termination Date, to purchase at a discount from the Seller full title and ownership in and to certain Receivables arising under Contracts by acceptance of a Letter of Offer in accordance with the terms of this Agreement.

3.   CONDITIONS PRECEDENT

(A) To Initial Purchase: The Initial Purchase is subject to the condition precedent that the Operating Agent receives on or before the date of such Initial Purchase the documents and information specified in Schedule 5, each in form and substance satisfactory to the Operating Agent.

(B) To All Purchases (including the Initial Purchase): Each Purchase (including the Initial Purchase) is subject to the further following conditions precedent:

     (1) on each Determination Date immediately prior to each proposed Purchase Date which is a Settlement Date and on each Purchase Date which is an Additional Settlement Date, the Offer Agent has delivered by electronic mail or facsimile to the Operating Agent each Accounts Receivables Trial Balance to be entered into Enigma and, as soon as practicable thereafter but before 10.00 a.m. Rome time on the relevant Determination Date, the relevant Accounts Receivables Listing; and

     (2) on each Purchase Date the following statements must be true and correct (and the Seller will be deemed to have so certified on such date that):

          (a) the representations and warranties of the Seller contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;

          (b) the Seller has delivered such certificate as may be required by the Operating Agent as to the Seller's solvency;

          (c) after the proposed Purchase the Outstanding Balance of Paid Receivables which are Eligible Receivables would be at least equal to the sum of (i) aggregate outstanding Capital, (ii) applicable Accruals and (iii) Reserves in relation to outstanding Capital;

          (d) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

          (e) there has been no sale by the Seller of any of its Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent;

          (f) in respect of the Purchase of Receivables whose Designated Account Debtors are resident in a European Union jurisdiction other than the Republic of Italy, after the proposed Purchase, the Capital in respect of such Purchased Receivables which are Paid Receivables and Eligible Receivables does not exceed 15% of the Capital in respect of all Paid Receivables which are Eligible Receivables; and

          (g) after the proposed Purchase, the Programme Capital would not exceed the Facility Limit.

     (3) On or prior to each Settlement Date the Seller shall have complied with all of its reporting and other obligations under this Agreement; unless any such failure to comply has been waived by the Operating Agent in respect of such Settlement Date.

     (4) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

     (5) The appointment of the Offer Agent by the Seller is in full force and effect and has not been revoked or otherwise terminated.

     (6) On or prior to each Quarterly Settlement Date, the Operating Agent has received a Directors' Certificate from the Seller.

     (7) The Buyer is able to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement.

(C) To All Payments of Future Receivables Purchase Price: The payment by the Buyer of the Future Receivables Purchase Price in respect of Purchased Receivables on each Settlement Date in the manner contemplated in Clause 4
     (D) is subject to the fulfilment of the following conditions precedent on the relevant Settlement Date:

     (1) on each Determination Date immediately prior to each proposed Settlement Date, the Offer Agent has delivered by electronic mail or facsimile to the Operating Agent each Accounts Receivables Trial Balance to be entered into Enigma and, as soon as practicable thereafter but before 11.00 a.m. London time on the relevant Determination Date, the relevant Accounts Receivables Listing.

     (2) after the payment of the Future Receivables Purchase Price, the Outstanding Balance of Paid Receivables which are Eligible Receivables would be at least equal to the sum of (i) aggregate outstanding Capital, (ii) applicable Accruals and (iii) Reserves in relation to outstanding Capital;

     (3) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

     (4) in respect of the payment for a Future Receivables Purchase Price of Receivables whose Designated Account Debtors are resident in a European Union jurisdiction other than in the Republic of Italy, after the proposed payment, Capital in respect of Paid Receivables which are Eligible Receivables does not exceed 15% of the Capital in respect of all Paid Receivables which are Eligible Receivables;

     (5) after the payment of the Future Receivables Purchase Price, Programme Capital would not exceed the Facility Limit; and

     (6) the appointment of the Offer Agent by the Seller is in full force and effect and has not been revoked or otherwise terminated.

     (7) the Buyer is able to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement

(D) To any Purchase and any payment for Future Receivables from the Payment Notification Date: Any purchase of Receivables and payment for Future Receivables from the Payment Notification Date is, in addition to the conditions set out in Clause 3(B) and 3(C) subject to the following condition precedent on the relevant Settlement Date that the Seller has provided evidence to the Operating Agent that it has given to each Designated Account Debtor by way of registered letter notice of assignment and instructions in the form set out in Schedule 11 Part 1 to make all the payments in respect of Receivables to the credit of the Buyer Collection Account and that similar instructions to this effect in the form set out in
     Schedule 11 Part 2 have been inserted in each of the invoices to be addressed to such Designated Account Debtors.

(E) New Forms of Contract: The Operating Agent shall, as soon as reasonably practicable after submission to it of a form of Contract other than the form set out in Schedule 7, notify the Seller as to whether it approves of the form for the purposes of paragraph (9) of the definition of "Eligible Receivable", such approval not to be unreasonably withheld. In considering whether to approve such other form of Contract, the Operating Agent may, as a condition of considering whether to give its approval, take such legal advice as it deems appropriate including, without limitation, legal advice, and all related costs, charges, and expenses (including without limitation reasonable legal fees, disbursements and VAT thereon) shall be for the account of the Seller.

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

4.   PURCHASES

(A) Making Offers: The Offer Agent shall, on behalf of the Seller, by 11:00 a.m., London time:

     (1) On the Initial Offer Date, deliver to the Operating Agent, acting on behalf of the Buyer, a Letter of Offer by facsimile (and shall send the original Letter of Offer to an Operating Agent's office outside the Republic of Italy (as the Operating Agent may direct the Offer Agent from time to time) by ordinary post on the day it is delivered by facsimile) substantially in the form of Schedule 6 Part 1 (a "Letter of Offer") in respect of the assignment of:

          (a) all Existing Receivables (if any) specified in such Letter of Offer as in existence as at (but excluding) the Initial Reference Date relating to each Designated Account Debtor on the Initial Offer Date;

          (b) all Future Receivables (if any) in respect of a Designated Account Debtor on the Initial Offer Date which are not specified in the Letter of Offer and which have come or will come into existence from (and including) the Initial Reference Date to (but excluding) the Effective Date; and

          (c) all Future Receivables (if any) in respect of a Designated Account Debtor which will come into existence from (and including) the Effective Date to (but excluding) the next Settlement Date, such Initial Letter of Offer to specify (i) the proposed Purchase Date of the Receivables in respect of which such Initial Letter of Offer is delivered, (ii) the then Outstanding Balance of the Receivables (if any) set out in (a) above and the Existing Receivables Purchase Price with respect thereto, as computed by the Operating Agent. The computation of the Existing Receivables Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive.

     (2) On any Offer Date subsequent to the Initial Offer Date and falling prior to the Termination Date, nominate (unless otherwise agreed by the Operating Agent) any new Account Debtor to be a Designated Account Debtor (an " Additional Designated Account Debtor").

     (3) On any Offer Date subsequent to the Initial Offer Date, deliver to the Operating Agent, acting on behalf of the Buyer, a Letter of Offer by facsimile (and shall send the original Letter of Offer to an Operating Agent's office outside the Republic of Italy (as the Operating Agent may direct the Offer Agent from time to time)) by ordinary post on the day it is delivered by facsimile) substantially in the form of
          Schedule 6 Part 2 in respect of the assignment of:

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

          (a) all Future Receivables (if any) in respect of each Designated Account Debtor (including, for the avoidance of doubt, each Additional Designated Account Debtor) which will come into existence during the immediately succeeding Settlement Period; and

          (b) in relation to each Additional Designated Account Debtor on such Offer Date:

               (i) all Existing Receivables (if any) in respect of such Additional Designated Account Debtor specified in such Letter of Offer as in existence as at (but excluding) the immediately preceding Reference Date; and

               (ii) all Future Receivables (if any) in respect of an Additional
                    Designated Account Debtor which are not specified in the Letter of Offer and which have come or will come into existence from (and including) the Reference Date immediately preceding such Offer Date to (but excluding) the immediately succeeding Settlement Date, such Letter of Offer to specify (i) the proposed Purchase Date of the Receivables in respect of which such Letter of Offer is delivered and
          (ii) the then Outstanding Balance of the Existing Receivables (if any) set out in (b)(i) above and the Existing Receivables Purchase Price with respect thereto. The Operating Agent shall compute the Existing Receivables Purchase Price in accordance with this Agreement and the computation of the Existing Receivables Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive.

(B) Offer and Acceptance: The delivery of the Letter of Offer by facsimile shall be irrevocable and will constitute an offer by each relevant Seller to sell (by way of assignment) to the Buyer absolutely and without recourse against the Seller in case of non-payment by the relevant Debtors ("cessione pro-soluto") each of (i) the Existing Receivables (if any) designated pursuant to Clause 4(E) and the Related Security with respect thereto for the Existing Receivables Purchase Price applicable to such Existing Receivables as set out in the Letter of Offer and (ii) the Future Receivables (if any) designated pursuant to Clause 4(E) and the Related Security with respect thereto for an amount of (Euro)15 in cash (the "Acceptance Fee") plus the Future Receivables Purchase Price in accordance with Clause 4(D) of this Agreement. The Buyer subject to the satisfaction of the conditions precedent as set out in Clause 3 above, will accept a Letter of Offer with respect to both (i) all Existing Receivables referred to in such Letter of Offer and (ii) all Future Receivables referred to in such Letter of Offer by payment in full of the Existing Receivables Purchase Price relating to such Existing Receivables and the Acceptance Fee (which Acceptance Fee must be paid in cash) to the account referred to and in accordance with Clause 4(C).

     Payment of the Existing Receivables Purchase Price in respect of the Existing Receivables referred to in such Letter of Offer will constitute:

     (1) acceptance of the offer in respect of the Existing Receivables referred to in such Letter of Offer; and

     (2) the transfer to the Buyer of title and ownership in and to those Receivables and the Related Security with respect to those Receivables, and

     Payment of the Acceptance Fee in respect of Future Receivables referred to in such Letter of Offer will constitute:

     (1) acceptance of the offer in respect of the Future Receivables referred to in such Letter of Offer; and

     (2) the transfer to the Buyer of title and ownership in and to those Receivables and the Related Security with respect to those Receivables and

     (3) an undertaking by the Buyer to pay the Future Receivables Purchase Price pursuant to Clause 4(D) of this Agreement.

(C) Method of Payment in relation to acceptance of a Letter of Offer: The Buyer will make payment in full of the Existing Receivables Purchase Price in respect of Existing Receivables (if any) referred to in such Letter of Offer and the Acceptance Fee in respect of Future Receivables referred to in such Letter of Offer on the immediately succeeding proposed Purchase Date in the currency and funds specified in Clause 7(B) and (subject to the provisions of Clause 12(D) in respect of the Existing Receivables Purchase Price in relation to Existing Receivables offered on any Offer Date other than the Initial Offer Date) to the account specified in Clause 7(C). Upon any such payment being made by the Buyer, the Buyer shall procure that the bank where the payment is credited issues a formal receipt bearing an undisputable date (data certa, pursuant to Article 2704 of the Italian Civil Code).

(D)  Covenant for Payment in respect of Purchased Receivables which are Future
     Receivables: In consideration of the sale and assignment by the relevant Seller of Future Receivables, the Buyer shall (subject to the conditions set out in Clause 3 (C)), on each Settlement Date, pay in full the Future Receivables Purchase Price (as calculated by the Operating Agent in accordance with this Agreement) in respect of Future Receivables having come into existence during the Reference Period immediately preceding such Settlement Date in the currency and funds specified in Clause 7(B) and (subject to the provisions of Clause 12(D)) to the account specified in Clause 7(C). The computation of the Future Receivables Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive.

(E) Determination of Receivables: No later than 11: 00 a.m. on the Initial Offer Date and thereafter on each Determination Date immediately preceding a Settlement Date, the Offer Agent will, on behalf of the Seller, deliver to the Operating Agent (or as the

Operating Agent may direct) the Accounts Receivables Listing generated in relation to such Settlement Date specifying, inter alia:

(1)  on the Initial Offer Date:

     (i)    the Initial Reference Date;

     (ii)   each Designated Account Debtor;

     (iii) each Existing Receivable which is the subject of the Letter of Offer delivered on the Initial Offer Date and the Seller thereof;

     (iv)   each of such Existing Receivables which is an Eligible Receivable;

     (v) the Outstanding Balance of such Existing Receivables which are Eligible Receivables as at (but excluding) the Initial Reference Date and the Seller thereof; and

     (vi) the Seller of the Future Receivables referred to in the Letter of Offer delivered on the Initial Offer Date.

(2)  on each subsequent Determination Date:

     (vii)  the relevant Reference Date;

     (viii) each Additional Designated Account Debtor (if any) the Existing Receivables of which are subject of a Letter of Offer on such Determination Date;

     (ix) each Existing Receivable from such Additional Designated Account Debtor which are the subject of a Letter of Offer on such Determination Date and the Seller thereof;

     (x)    each of such Existing Receivables which is an Eligible Receivable;

     (xi) the Outstanding Balance of such Existing Receivables which are Eligible Receivables as at (but excluding) the immediately preceding Reference Date and the Seller thereof;

     (xii) each Purchased Receivable which is a Future Receivable which has come into existence during the Reference Period immediately preceding such Determination Date and the Seller thereof;

     (xiii) each of such Purchased Receivables set out in (v) above which is an Eligible Receivable as at (but excluding) the Reference Date immediately preceding such Determination Date;

     (xiv) the Outstanding Balance of such Purchased Receivables which are Eligible Receivables as at the Reference Date immediately preceding such Determination Date and the Seller thereof; and

          (xv) the Seller of the Future Receivables referred to in any Letter of Offer delivered on such Determination Date.

(F) Perfection: The Seller, the Offer Agent and the Buyer will take all such steps and comply with all such formalities required under Article 5 of Law No.52 of 21 February 1991 to perfect or more fully to evidence or secure title to the Receivables assigned (or purported to be assigned) pursuant to this Clause 4.

(G) Delegation of Powers of Operating Agent: The Operating Agent hereby delegates to the Offer Agent and the Seller its obligation to compute the Existing Receivables Purchase Price and the Future Receivables Purchase Price under this Clause 4, which delegation is irrevocably accepted by the Offer Agent and the Seller. The Offer Agent shall notify the Operating Agent of all calculations made by it under this Clause 4. The Operating Agent may revoke this delegation in writing at any time.

(H)  Appointment of Offer Agent:

     (a) Exide Europe is hereby appointed by the Seller as Offer Agent to make offers to the Buyer on behalf of the Seller pursuant to the terms hereof and perform all the related functions and Exide Europe hereby accepts such appointment as Offer Agent on the terms and subject to the conditions of this Agreement;

     (b) the Seller agrees that the Buyer and the Operating Agent shall be entitled to assume without further enquiry that performance by the Offer Agent purportedly on behalf of the Seller is duly authorised and undertaken on behalf of the Seller; and

     (c) Exide Europe may not resign its appointment as Offer Agent without the consent of the Operating Agent on behalf of the Buyer.

5.   COLLECTIONS AND SETTLEMENT

(A)  Collection of Receivables:

     (1)  Prior to an Early Amortisation Event, the Servicer shall:

          (a) on each Local Business Day prior to the Payment Notification Date, deposit and cause the Collection Account Bank to deposit all Collections of Purchased Receivables to the Buyer Collection Account pursuant to the Collection Account Bank Mandate;

          (b) on each Local Business Day from the Payment Notification Date, deposit and instruct each Designated Account Debtor to deposit all Collections of Purchased Receivables to the Buyer Collection Account; and

          (c) on each Settlement Date (subject to Clause 12(D)) transfer all Collections received since the last Settlement Date to the Buyer Collection Account.

     (2) upon demand of the Operating Agent the Servicer shall set aside and hold in trust for the Buyer all Collections received by it and immediately deposit such Collections to the Buyer Collection Account; and

     (3) the Operating Agent shall issue a Settlement Statement to the Offer Agent (on behalf of the Seller) within two Programme Business Days after each Settlement Date in relation to the Settlement Period which ended on that Settlement Date.

(B) Settlement Procedures prior to Termination Date: Prior to the Termination Date the procedures described in this Clause 5(B) will be applicable:

     (1)  On each Determination Date the Operating Agent shall calculate:

          (d)  Capital as at the forthcoming Settlement Date; and

          (e) Yield and Programme Costs in respect of the Capital as at the forthcoming Settlement Date.

     (2) On each Settlement Date the Operating Agent shall cause to be paid from the Buyer Account in the following order of priority:

          (a) to the Buyer, Yield and the Country's Proportionate Share of Programme Costs in respect of the Interest Period ending on that Settlement Date;

          (b) to the Seller and the Additional Seller, (if any), (i) (on the date of the Initial Purchase) the Existing Receivables Purchase Price for the Existing Receivables offered for Purchase on the Initial Offer Date and the Acceptance Fee in respect of all Future Receivables offered for Purchase on such Initial Offer Date and (ii) (on any Settlement Date thereafter) the Acceptance Fee for all Future Receivables offered for Purchase on the immediately preceding Offer Date and, to the extent such amounts are not satisfied by way of set-off pursuant to Clause 12 (C), the Existing Purchase Price for all Existing Receivables (if any) offered for Purchase on the immediately preceding Offer Date and the Future Receivables Purchase Price for all Purchased Receivables (which were Future Receivables) which have come into existence during the immediately preceding Reference Period;

          (c) to the Buyer, such amounts as determined by the Operating Agent as are required to repay Programme Capital and result in the Programme Reserves being equal to the amount calculated pursuant to Clause 5(B)(3); and

          (d) to the Seller and the Additional Seller, if any, its Proportionate Share of all amounts standing to the credit of the Buyer Account after payment of the amounts set forth in (a), (b) and (c) above, by way of deferred purchase price for the Purchased Receivables.

     (3) On each Determination Date, the Operating Agent shall calculate the Reserves and the Programme Reserves required in respect of that Settlement Period commencing on the next following Settlement Date.

(C) Settlement Procedures after Termination Date: On the Termination Date and each day thereafter, the procedures described in this Clause 5(C) will be applicable for all Purchased Receivables:

     (1) On each Settlement Date, the Operating Agent shall cause to be paid from the Buyer Account to the Buyer all amounts standing to the credit of the Buyer Account.

     (2) When the Operating Agent notifies each Seller that the Programme Capital has been reduced to zero and all Yield (as aggregated among all Origination Agreements), Programme Costs and other fees due under this Agreement (including the fees payable under the Fees Letter) have been paid, then an amount equal to the Seller's Proportionate Share, any future Collections on Purchased Receivables shall be remitted by the Buyer to each Seller by way of deferred purchase price for all of the Purchased Receivables.

(D)  Adjustments and Allowances:

     (1)  If on any day the Outstanding Balance of any Paid Receivable is either
          (a) reduced or adjusted as a result of any defective, rejected, repossessed or returned goods or services or any cash discount (whether commercial, financial or otherwise), rebate or other adjustment made by the Seller or any other Person, or (b) reduced or cancelled as a result of a set off or by agreement in respect of any claim by the Designated Account Debtor thereof against the Seller or any other Person (whether such claim arises out of the same or another transaction) (including without limitation any change in the due date for payment of any Paid Receivable otherwise than with the prior consent of the Operating Agent), such Seller will be deemed to have received on such day a Collection of such Paid Receivable in the amount of such reduction, adjustment or cancellation and shall credit such amount to the Buyer Account by way of indemnity.

     (2) If on any day any of the representations or warranties in Clause 8 is no longer true with respect to a Paid Receivable, the relevant Seller will be deemed to have received on such day a Collection of such Paid Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Buyer Account an amount equal to such deemed Collection by way of indemnity.

     (3) If any Existing Receivable expressed to be an Eligible Receivable in the relevant Accounts Receivables Listing was not an Eligible Receivable at the

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

          time of Purchase or any Future Receivable expressed to be an Eligible Receivable in the relevant Accounts Receivables Listing was not an Eligible Receivables on the Settlement Date on which the Future Receivable Purchase Price was paid in respect of such Future Receivable, on the date such fact becomes known to the Seller, the Seller will be deemed to have received a Collection of such Paid Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Buyer Account an amount equal to such deemed Collection by way of indemnity.

     (4) If, following any payment in respect of a deemed Collection of a Purchased Receivable pursuant to Clause 5(D)(2) and 5(D)(3) above, the Buyer shall receive any further Collections in respect of such Purchased Receivable, the Buyer shall (provided the Termination Date has not yet occurred) pay to the Seller an amount or amounts equal to such further Collections by way of repayment of indemnity.

(E) Application of Collections: Any payment by a Designated Account Debtor in respect of any indebtedness owed by it to the Seller and any credits, in respect of defective, rejected, repossessed or returned goods or other non cash items of a Designated Account Debtor will, except as otherwise specified in writing by such Designated Account Debtor or otherwise required by contract or law and unless otherwise instructed by the Operating Agent, be applied as a of Purchased Receivables of such Designated Account Debtor, in the order of the age of such Purchased Receivables, starting with the oldest such Purchased Receivables, to the extent of any amounts then due and payable thereunder before being applied to or in respect of any other indebtedness of such Designated Account Debtor.

6.   FEES, COSTS AND DUTIES

(A) Servicer Fees: Until the later of the Termination Date and the Relevant Date, for any period during which the Seller or an Affiliate of the Seller is not the Servicer (or a Sub-Servicer), the Seller will pay the Buyer, upon its demand, a servicing fee as determined by the Operating Agent, not exceeding 110% of the fees, costs and expenses, plus value added tax (if applicable), charged by the substitute Servicer in performing such function.

(B) Costs and Expenses: The Seller agrees to pay on demand of the Operating Agent all reasonable costs and expenses incurred by the Operating Agent in connection with the preparation, execution and delivery of the Relevant Documents and the other documents to be delivered pursuant to the Relevant Documents or in connection therewith, such costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of legal advisers (plus VAT thereon) to the Buyer and the Operating Agent with respect thereto and with respect to advising the Buyer and the Operating Agent as to their respective rights and remedies under the Relevant Documents, and all costs and expenses, if any (including legal fees and expenses plus VAT thereon), in connection with the enforcement of the Relevant Documents, the

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

     other documents to be delivered pursuant to the Relevant Documents or in connection therewith and the Purchased Receivables.

(C) Duties and Taxes: In addition, the Seller will pay on demand of the Operating Agent any sales, excise, registration and other taxes, duties and fees payable in connection with the execution, delivery, filing or recording of the Relevant Documents or the purchase, assignment or reassignment of Receivables under or pursuant to the Relevant Documents, or the other documents to be delivered under the Relevant Documents or in any way connected with any transaction contemplated by the Relevant Documents. The Seller agrees to indemnify the Operating Agent and the Buyer on demand of the Operating Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, duties or fees.

(D) Computations: All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(E) Computation of Time Periods: Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

7.   PAYMENTS AND COMPUTATIONS, ETC.

(A) Mechanics: All amounts to be paid to or deposited with the Operating Agent for its own account or for the account of the Buyer by the Seller and/or the Servicer under this Agreement shall be paid or deposited no later than 12:00 noon (local time in the place of payment) on the day when due in immediately available same day funds to the relevant account specified below.

(B) Currency: All amounts payable by the Seller and/or the Servicer under this Agreement to the Operating Agent for its own account or for the account of the Buyer shall be paid in Euro or, where such payments relate to a Purchased Receivable, in the currency of such Purchased Receivable (or any other currency which is agreed from time to time between the Offer Agent and the Operating Agent). All amounts payable by the Buyer under this Agreement shall be paid in the currency specified herein and the Existing Receivables Purchase Price and Future Receivables Purchase Price amounts payable by the Buyer under this Agreement shall be paid in the currency of the Purchased Receivables.

(C) Accounts: Any amounts payable under this Agreement shall be remitted to the following accounts:

     (1)  if to the Seller, the relevant Seller Original Account;

     (2)  if to the Buyer, to the Buyer Account; and

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

     (3) if to the Operating Agent for its own account, Account No. 83267 (Sort Code 18-50-08) with Citibank, 336 Strand, London WC2R 1HB.

(D) Grossing Up: To the fullest extent permitted by law, the Seller (in each of its capacities under the Relevant Documents) will make all payments under this Agreement regardless of any defence or counterclaim. Further, if the Seller, (in any its capacities under the Relevant Documents) is compelled by law to make any deductions or withholdings from any payments pursuant to the Relevant Documents, including, without limitation, payments in respect of Receivables or Collections, the Seller will pay such additional amounts as may be necessary in order that the net amount received by the Operating Agent or the Buyer after such deductions or withholdings (including any required deduction or withholding on such additional amounts) will equal the amount that the Operating Agent or the Buyer (as appropriate) would have received had no such deductions or withholdings been made. The Seller will provide the Operating Agent with evidence satisfactory to the Operating Agent that it has paid such deductions or withholdings.

(E) Appropriation of Payments: Regardless of any appropriation by the Seller or the Servicer, the Operating Agent shall determine the appropriation of any payment to it for the account of the Buyer to any amount to be paid to or deposited with it for the account of the Buyer by the Seller and/or the Servicer under this Agreement.

8.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND EXIDE EUROPE

Each of the Seller and Exide Europe represents and warrants to the Buyer and the Operating Agent, in each case in relation to matters relating to itself as of the Effective Date, as follows:

(A) Incorporation: The Seller and Exide Europe is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organisation.

(B) Seller Power and Authority: The Seller has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Relevant Documents to which it is a party and all other instruments and documents to be delivered under the Relevant Documents to which it is a party, and the transactions contemplated by the Relevant Documents to which it is a party.

(C) Exide Europe Power and Authority: Exide Europe has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Relevant Documents to which it is a party and all other instruments or documents to be delivered under the Relevant Documents to which it is a party, and the transactions contemplated by the Relevant Documents to which it is a party.

(D) Non-Violation: The execution, delivery and performance by the Seller and Exide Europe of the Relevant Documents to which it is a party and all other instruments and documents to be delivered pursuant to the Relevant Documents to which it is a party and all transactions contemplated by the Relevant Documents to which it is a party:

          (1) do not contravene (a) the Seller's or Exide Europe's memorandum or articles of association (or analogous constitutive documents),
               (b) any law, rule or regulation applicable to the Seller or Exide Europe, (c) any material contractual restriction contained in any agreement or instrument binding on or affecting the Seller or its assets or Exide Europe or Exide Europe's assets, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller, Exide Europe or any of the Seller's assets or Exide Europe or Exide Europe's assets;

          (2) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to the Seller or, to the best of its knowledge, Exide Europe's assets or undertaking; and

          (3) will not constitute a breach of, nor give rise to any actual or potential event of default under, any Debt of any member of the Exide Group, or under any document relating to such Debt.

     (E) Consents: No consent, authorisation, approval, notice or filing is required (or, if required, which has not been obtained on a timely basis) for the due execution, delivery or performance by the Seller or by Exide Europe of the Relevant Documents to which it is a party or any other document to be delivered in connection with the Relevant Documents to which it is a party or for the transactions contemplated by the the Relevant Documents to which it is a party.

     (F) Obligations Binding: Each of the Relevant Documents to which it is a party constitutes the legal, valid, binding and enforceable obligation of the Seller and Exide Europe.

     (G) Accounts: The most recent audited annual accounts of the Seller and Exide Europe, copies of which have been furnished to the Operating Agent, present a true and fair view of the financial condition of the Seller and its consolidated Subsidiaries (if any) or Exide Europe and its consolidated Subsidiaries (if any), as applicable, as at that date and the results of the operations of the Seller and those Subsidiaries, or Exide Europe and those Subsidiaries, as applicable, for the period ended on that date, all in accordance with generally accepted accounting principles consistently applied in each of the Seller's or Exide Europe's jurisdiction of incorporation.

     (H) No Material Adverse Change to Seller: Since the date of this Agreement, there has been no change in the business or financial condition of the Seller which may materially adversely affect the ability of the Seller to perform its obligations under the Relevant Documents.

     (I) No Material Adverse Change to Exide Europe Group: Since the date of this Agreement, there has been no change in the business or financial condition of the Exide Europe Group which may materially adversely affect the ability of Exide Europe to perform its obligations under the Relevant Documents to which it is a party.

     (J) No Litigation: There are no actions, suits or proceedings current or pending, or to the knowledge of the Seller threatened, against or affecting the Seller or its Subsidiaries (if any) or any of their respective assets, or Exide Europe or Exide Europe's assets, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the financial condition of the Seller and its Subsidiaries taken as a whole or Exide Europe, or materially adversely affect the ability of the Seller or Exide Europe to perform its obligations under the Relevant Documents to which it is a party.

     (K) No Default: Neither the Seller nor Exide Europe or any of its Subsidiaries is in default with respect to any order of any court, arbitrator or governmental body, excluding defaults with respect to orders of governmental agencies which are not material to the business or operations of the Seller, Exide Europe or any of its Subsidiaries and would not materially adversely affect the ability of the Seller, Exide Europe or any of its Subsidiaries to perform its obligations under the Relevant Documents to which it is a party.

     (L) No Adverse Claim: Each Receivable will, together with the Contract related thereto, at all times be owned by the Seller free and clear of any Adverse Claim, and upon each Purchase the Buyer will acquire full equitable and beneficial title and ownership to and of such Receivable, the Collections and the Related Security then existing or thereafter arising free and clear of any Adverse Claim.

     (M) Performance of Contracts: All goods and services to which each Purchased Receivable relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of the Purchased Receivable may be dependent, have been fulfilled in all material respects.

     (N) Information: None of the information and reports (including but not limited to each portfolio profile and each Summary Report) furnished or to be furnished (whether by way of computerised data or otherwise) by the Seller (in any of its capacities under the Relevant Documents) or Exide Europe, to the Operating Agent or Exide Europe, as applicable, is inaccurate in any material respect (except as otherwise disclosed to the Operating Agent at the time of delivery) as of the date so furnished, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

     (O) Place of Business: The principal place of business and registered office of the Seller is as set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

     (P) Location of Books: The offices where the Seller keeps all its books, records and documents evidencing Receivables or the related Contracts are at the locations set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

     (Q) Location of Bank Accounts: The bank accounts to which the Seller has directed the Designated Account Debtor to remit payments for the Receivables are (a) prior to the Payment Notification Date, the Seller Collection Account (subject to the provisions of the Collection Account Bank Mandate) and (b) on and following the Payment Notification Date, the Buyer Collection Account (or, in each case, such other account(s) at such location(s) as may have been previously approved by the Operating Agent and in relation to each of which (in relation to a Buyer Collection Account) a Collection Account Bank Mandate has been duly executed by the Seller (in such capacity and in its capacity as Sub-Servicer) and delivered to the Operating Agent) and in respect of which the relevant bank has agreed not to exercise any right of set-off, net-off, combination or consolidation of accounts or counterclaim whatsoever (such agreement being given, in respect of the Buyer Collection Account, only in respect of the Buyer Entitlement).

     (R) No Winding-Up: No step has been taken or is intended by the Seller, Exide Europe or to the best of such Seller's or Exide Europe's knowledge by any other Person for the Seller's or Exide Europe's winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of the Seller or Exide Europe on all or any of its assets.

     (S) No Breach: There has been no breach by the Seller of any of its obligations under the Relevant Documents to which it is a party or by Exide Europe of any of its obligations under the Letter of Undertaking.

     (T) Eligibility: Each (i) Existing Receivable the subject of a Letter of Offer which is expressed to be an Eligible Receivable in the relevant Accounts Receivables Listing is an Eligible Receivable as at the time of Purchase and (ii) each Future Receivable the subject of a Letter of Offer which is expressed to be an Eligible Receivable in the relevant Accounts Receivable Listing is an Eligible Receivable as at the Settlement Date immediately succeeding the Reference Period in which such Future Receivable has come into existence.

     (U) Exide Europe Group: The Seller, the UK Sellers, the Spanish Seller, the French Seller, the German Sellers and Exide Funding (and each entity acceding as a "Seller" to any Origination Agreement) is a member of the Exide Europe Group.

     (V) Aggregate Amount of Receivables: The amount of Receivables in relation to which the purchase price to be paid within the first three months commencing from the Initial Purchase is not less than Euro 12,700,000.

     The Seller and Exide Europe further represents and warrants that the representations and warranties in this Clause 8 shall be true and correct on and as of each Settlement Date as though made on each such date and by reference to the then-existing circumstances.

     9.   AFFIRMATIVE COVENANTS OF THE SELLER

          Until the later of the Termination Date and the Relevant Date, the Seller will, unless the Operating Agent otherwise consents:

     (A) Compliance with Law: Comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets and all Receivables and related Contracts, except where non-compliance would not have a material adverse effect on its ability to perform its obligations hereunder.

     (B)  Maintain Existence: Preserve and maintain its corporate existence.

     (C) Access: Upon reasonable prior notice, permit the Operating Agent, or its agents or representatives, to visit the offices of the Seller during normal office hours and examine and make and take away copies of all books, records and documents relating to the Receivables and to discuss matters relating to the Receivables or the Seller's performance hereunder with any of the officers or employees of such Seller having knowledge of such matters and co-operate in the reconstruction of the Accounts Receivable Trial Balance pursuant to Clause 12(B).

     (D) Maintain Records: Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of their destruction), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification on each Purchase Date of each new Purchased Receivable and the daily identification of all Collections of and adjustments to each existing Purchased Receivable).

     (E) Perform Contracts: Timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts relating to the Purchased Receivables.

     (F) Priority: Ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

     (G) Credit and Collection Policy: Comply in all material respects with its Credit and Collection Policy with respect to each Receivable purchased or to be offered for purchase pursuant to this Agreement and the related Contract.

     (H) Value Added Tax: Make all relevant value added tax or other applicable tax payments in respect of supplies of goods or services pursuant to a Contract or which otherwise relate to Purchased Receivables, and pay all value added tax (if any) payable in respect of any value added tax supply made, or input value added tax suffered, by the Buyer, the Operating Agent or any of the Operating Agent's Affiliates with respect to supplies of goods or services by the Seller pursuant to a Contract or which otherwise relates to Purchased Receivables.

     (I) Collections: If the Seller is not acting as sub-servicer, (1) give all reasonable assistance (including the provision of information) Servicer in accordance with the provisions of this Agreement, and (2) remit any Collections on Purchased Receivables to the Servicer within one Local Business Day after the receipt or deemed receipt thereof.

     (J) Payment Instructions: (i) Instruct, no later than on the Payment Notification Date, the Designated Account Debtors to make payments in respect of Purchased Receivables to the Buyer Collection Account and
          (ii) instruct each Additional Designated Account Debtor which has become a Designated Debtor following the Payment Notification Date, to make payments in respect of Purchased Receivables as of the Purchase Date immediately succeeding the Offer Date on which the relevant Account Debtor has become an Additional Designated Account Debtor to the Buyer Collection Account, in each case by way of letter (substantially in the form set out in Schedule 11) and by the insertion of a payment instruction to this effect in each invoice relating to a Designated Account Debtor.

     (K) Bank Accounts: (i) prior to the Payment Notification Date, instruct all Designated Account Debtors to pay all Collections into the Seller Collection Account referred to in Clause 8(Q) (a) (subject, however, to the provisions of the Collection Account Bank Mandate), and (ii) on and following the Payment Notification Date, instruct all Designated Debtors to pay all Collections into the Buyer Collection Account referred to in Clause 8(Q) (b).

     (L) Audit Costs: The Seller shall pay the fees and expenses for up to four audits to be carried out by such accounting firm as is selected by the Operating Agent in respect of the Receivables (the scope of which to be determined by the Operating Agent, acting reasonably) in each financial year of the Seller, plus the costs of one additional audit to be conducted within 4 months after the execution of this Agreement. Except for such additional audit, any further additional audit(s) that may be required by the Operating Agent during any such financial year shall be for the Operating Agent's own account.

     (M) Provision of Information to Exide Europe: The Seller shall promptly provide Exide Europe with computerised information regarding the Purchased Receivables on the dates shown, and containing the information set forth in Schedule 8, of its Accounts Receivables Trial Balance and all such different or other information as the Operating Agent may reasonably determine from time to time to properly allow Exide Europe and/or the Operating Agent to identify all required information in respect of Account Debtors and Receivables.

10.  NEGATIVE COVENANTS OF THE SELLER AND EXIDE EUROPE

     Until the later of the Termination Date and the Relevant Date, neither the Seller and (in respect of paragraph (F) below), Exide Europe will, without the consent of the Operating Agent:

     (A) No Disposal of Receivables: Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable purchased or to be offered for purchase under this Agreement or the related Contract, or assign any right to receive income in respect thereof.

     (B) No Transfer of Business: The Seller shall not transfer all or substantially all of its assets and undertaking to any person without the prior written consent of the Operating Agent, such consent not to be unreasonably withheld, unless such transfer would have no adverse effect on the ability of the Seller to collect and sell Receivables as contemplated by this Agreement.

     (C) No Security Interest over Receivables and Contracts: (a) The Seller shall not create or permit to subsist any Security Interest on any of its Receivables and related Contracts.

     (D) No Amendment to Receivables: Extend, amend or otherwise modify the terms of any Purchased Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Purchased Receivable without the prior written consent of the Operating Agent.

     (E) No Change to Credit and Collection Policy: Make any change in the character of its business or in the Credit and Collection Policy, which change would or might, in either case, materially impair the collectability of any Receivable purchased or to be offered for purchase under this Agreement or the enforcement of any related Contract against the related Designated Account Debtor or any other relevant person or the operation of this Agreement without the prior written consent of the Operating Agent.

     (F) Cross Indemnity: Neither the Seller nor Exide Europe shall amend or otherwise change the Deed of Payment Allocation and Cross-Indemnity dated on or about the Effective Date between Exide Europe and the Programme Seller, except in respect of amendments or changes of a purely technical or immaterial nature which do not affect either: (i) the title of the Buyer to the Receivables assigned (or purported to be assigned) pursuant to Clause 4 or (ii) the effectiveness of the assignment (or purported assignment) pursuant to Clause 4.

11.  REPORTING REQUIREMENTS OF THE SELLER AND EXIDE EUROPE

Until the later of the Termination Date and the Relevant Date, the Seller and Exide Europe (in each case in relation to matters relating to itself)will, unless the Operating Agent otherwise consents, furnish to the Operating Agent:

(A) Annual Accounts of Seller: As soon as available and in any event within 180 days after the end of the Seller's financial years, a copy of the Seller's annual accounts and (if they are prepared) consolidated accounts in conformity with generally accepted accounting principles in the Seller's jurisdiction of incorporation, applied on a basis consistent with that of the preceding financial year.

     (B) Annual Accounts of Exide Europe: As soon as available and in any event within 180 days after the end of Exide Europe's financial year, a copy of Exide Europe's annual accounts, prepared (as appropriate) on a consolidated basis in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year, together with the report of an internationally recognised firm of independent auditors.

     (C) Other Financial Information: Upon request of the Operating Agent, such financial information, accounts and records with respect to the Seller or Exide Europe which are relevant to the Programme, as the Operating Agent may from time to time reasonably request.

     (D) Defaults and other Events: Forthwith on becoming aware of any of the events described in (1), (2), or (3) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events, the statement of the chief financial officer or chief accounting officer of the Seller or Exide Europe (as the case may be) setting out details of that event and the action which the Seller or Exide Europe (as the case may be) proposes to take with respect to that event:

          (1) the Seller or Exide Europe fails to pay any principal of or premium or interest on any Debt in excess (in the aggregate) of the Euro Equivalent of $5,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of the Seller or Exide Europe becomes enforceable;

          (2) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of the Seller or Exide Europe (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the Operating Agent), or a petition is presented or an order made for the appointment of an administrator in relation to the Seller, Exide Europe or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of the Seller or Exide Europe or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and (ii) the Originator or Exide Europe is solvent and is contesting the proceeding in good faith); or

          (3)  an Early Amortisation Event occurs; or

          (4) an Event of Default (as such term is defined in the US DIP Facility Agreement) occurs under the US DIP Facility Agreement

     (E) Summary Report: Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any member of the Exide Europe Group, as the Operating Agent may from time to time reasonably request in order to protect the interests of the Buyer or the Operating Agent, including, prior to 10:00 a.m., London time on each Summary Report Date, a Summary Report (with, among other things, the information necessary to determine the Default Ratio).

     (F) Designated Account Debtors: Within two calendar weeks after the end of each calendar quarter (or such more frequent time as the Operating Agent may request in writing), the Seller shall deliver to the Operating Agent a current list of all Designated Account Debtors in respect of Purchased Receivables and the addresses of such Designated Account Debtors.

          The obligations of the Seller to deliver reports or similar information to the Buyer pursuant to this Agreement may be delegated by the Seller to Exide Europe, and the performance by Exide Europe of such obligations hereunder shall be deemed to be the performance by the Seller of such obligations; provided however, that the Seller shall remain liable for any non-performance of such obligations.

     12.  SERVICER, ALLOCATION AGENT, COLLECTIONS AND BUYER ACCOUNT

     (A) Designation of Servicer: The servicing, administering and collection of the Receivables shall be conducted by Citibank, N.A., London Branch (the "Servicer") or such other Person so designated from time to time pursuant to this Clause 12(A). Until the Operating Agent gives notice to the Servicer of a designation of a new Servicer, Citibank, N.A., London Branch is designated as, and agrees, subject to the provisions of this paragraph (A), to perform the duties and obligations of a Servicer pursuant to the terms of this Agreement. The Servicer hereby delegates to the Seller in respect of the Purchased Receivables originated by the Seller, duties and obligations as Servicer and the Seller (the "Sub-Servicer") hereby agrees to perform the duties and obligations of the Servicer pursuant to the terms of this Agreement in relation to the Purchased Receivables originated by it. The delegation hereby granted to the Sub-Servicer may not be terminated by the Sub-Servicer without the prior written consent of the Servicer and may be terminated at any time without a cause by the Servicer and, for so long as a Seller is acting as Sub-Servicer pursuant to the terms of this Agreement, (i) it shall perform the duties and obligations of the Servicer in respect of the Purchased Receivables originated by it and
          (ii) all duties, obligations and indemnities expressed to be those of a "Servicer" pursuant to Clause 5 and Clause 12 shall be regarded for all purposes as those of the relevant Sub-Servicer. The Servicer shall not be liable for the performance of the duties and obligations of any Sub-Servicer under this Agreement and the Sub-Servicer shall be liable to the Operating Agent and the Buyer for the performance of its duties and obligations as Sub-Servicer under this Agreement. The Sub-Servicer may, with the prior written consent of the Operating Agent, subcontract with any other Person for servicing, administering or collecting the Purchased Receivables; provided, however, that the Sub-Servicer (a) procures to the Operating Agent that its sub-contractor shall not delegate the servicing duties and obligations sub contracted to it by the Sub-Servicer without the prior written consent of the Operating Agent and (b) will remain liable for the performance of its duties and obligations of Sub-Servicer under this Agreement. The Operating Agent may at any time designate as Servicer any Person to succeed the Servicer (which designation shall, for the avoidance of doubt, automatically terminate the delegation hereby granted to the Sub-Servicer) or any successor Servicer, on the condition in each case that any such Person agrees to perform the duties and obligations of Servicer pursuant to the terms of this Agreement.

     (B) Designation of Allocation Agent: the Parties hereto hereby appoint Citibank, N.A., Milan branch, as Allocation Agent for the purposes of determining and calculating the Buyer Entitlement and the Seller Entitlement in accordance with Clause 12(E) and pursuant to the terms of this Agreement. The Allocation Agent hereby appointed is expressly allowed to appoint other persons for the purposes of performing its duties under this Clause 12.

     (C)  Duties of the Servicer:

          The Servicer:

          (1) will take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the instructions of the Operating Agent. The Seller and the Buyer hereby appoints the Servicer as its agent to enforce its respective rights and interests in and under the Purchased Receivables, the Related Security and the Contracts;

          (2) will take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivables only through the Collection Account Bank (or such banks which, by executing and approving the Collection Account Bank Mandate, become Collection Account Banks) no later than 30 days from the date hereof. Alternative collection procedures within this 30-day grace period shall be agreed in advance by the Operating Agent. For the avoidance of doubt, any Designated Account Debtor the Purchased Receivables of which are not collected by the Collection Bank pursuant to the Collection Account Bank Mandate (or in accordance with any agreed alternative collection procedures) will be deemed a non-Eligible Account Debtor.

     (3) confirms that, in accordance with the Collection Account Bank Mandate, the Collection Account Bank has been instructed to credit all Collections due to be paid into the Seller Collection Account directly into the Buyer Collection Account;

     (4) confirms that, in accordance with the Collection Account Bank Mandate, the Collection Account Bank has been instructed to make available to the Servicer and the Allocation Agent information showing amounts received on each Local Business Day and standing to the credit of the Buyer Collection Account as at the close of business on that day;

     (5) upon receipt of the information referred to in (4) above the Allocation Agent shall, on behalf of the Buyer and the Seller, make all such determinations and calculations as are necessary in order to determine, in respect of amounts credited on the Buyer Collection Account on each Local Business Day, the Buyer Entitlement and the Seller Entitlement respectively in relation to the Buyer Collection Account, and shall direct (subject to Clause 12 (D)) the Collection Account Bank, prior to 12:00 noon on each Settlement Date, to transfer to the Buyer Account the Buyer Entitlement;

     (6)  other than the transfers referred to in paragraph (5) above, Clause 5
          (A) and Clause 12 (D), the Servicer shall not, without the prior written consent of the Operating Agent, withdraw funds from the Buyer Collection Account or direct the Collection Account Bank to make any transfers from such Buyer Collection Account, except for withdrawals or transfers of cleared funds standing to the credit of the Buyer Collection Account which represent the Seller Entitlement and provided that any such withdrawal or transfer would not cause the Buyer Collection Account to become overdrawn;

     (7) may not extend, amend, modify or waive the terms of any Purchased Receivable or amend, modify or waive any term or condition of any Contract related thereto where such extension, amendment, modification or waiver would prejudicially affect such Purchased Receivable, unless the Operating Agent shall have otherwise consented in writing. The Seller shall deliver to the Servicer (if other than the Seller) all documents, instruments and records which evidence or relate to the Purchased Receivables which the Operating Agent may reasonably request;

     (8) if other than the Seller (and the Seller has ceased to be a Sub-Servicer), will provide to the Seller all such information as the Seller may require for purposes of the Summary Report and will as soon as practicable following receipt pay to or to the order of the Seller the collections of any Receivable which is not a Purchased Receivable;

     (9) if other than the Seller (and the Seller has ceased to be a Sub-Servicer), will as soon as practicable upon demand make available or (if so demanded) deliver to the Seller all documents, instruments and records in its possession which evidence or relate to Receivables of the Seller other than Purchased Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Purchased Receivables which the Operating Agent may reasonably request; and

     (10) other than the Seller (and the Seller has ceased to be a Sub-Servicer), and notwithstanding anything to the contrary contained in this Agreement, will have no obligation to collect, enforce or take any other action described in this Agreement with respect to any Receivable that is not a Purchased Receivable other than to turn over, make available or deliver to the Seller the collections and documents with respect to any such Receivable as described in (8) and (9) above.

(D) Advance Payments: The Seller may, from time to time on any Local Business Day prior to the Termination Date unless and until the Operating Agent directs otherwise withdraw, by way of advance payment on account of such Existing Receivables Purchase Price and Future Receivables Purchase Price as will or may be payable to the Seller on the next following Settlement Date, any amount or amounts standing to the credit of the Buyer Collection Account representing Collections. Any amount so withdrawn (an "Advance Payment") during each Reference Period shall be set off pro tanto against the Buyer's obligation (if any) to pay Existing Receivables Purchase Price and Future Receivables Purchase Price payable on the next following Settlement Date and, to the extent the amount of the Advance Payments made during such Reference Period exceeds the amount of the Existing Receivables Purchase Price and Future Receivables Purchase Price (or, where no Existing Receivables Purchase Price and Future Receivables Purchase Price is payable), be refunded by the Seller in full by the transfer of cleared funds to the Buyer Account not later than 12:00 noon on the next following Settlement Date; provided always that any Advance Payment shall be refunded by the Seller by the transfer of cleared funds to the Buyer Account immediately upon the demand of the Operating Agent. The Seller shall not be obliged to pay interest on any Advance Payment.

(E) Duties of the Allocation Agent: The Allocation Agent, on behalf of the Seller and the Buyer, will ensure that all moneys on each Local Business Day standing on the account of the Buyer Collection Account are made available to the Seller, pursuant to Clause 12 (D) and subject to as otherwise provided under this Agreement.

(F) Failure to Report: If there is a failure at any time by the Servicer to report and quantify the amount of Collections received or the amounts of any Advance Payments and/or the funds standing to the credit of the Buyer Collection Account or Buyer Account in respect of any Settlement Period such that the amounts due by the Seller and the Buyer pursuant to Clauses 4(B), 4(C) and 12(D) cannot be accurately determined (in the Operating Agent's reasonable opinion), there will fall due from the Seller to the Buyer on the Settlement Date at the end of such Settlement Period (on account of repayment of Advance Payments) an amount equal to the anticipated Collections in respect of such Settlement Period as determined by the Operating Agent, acting reasonably. For the purposes of this Clause 12(F), it shall be considered reasonable for the Operating Agent to anticipate that all Collections due during such Settlement Period were received by the Servicer during such Settlement Period. The Buyer shall deposit such amount into the Temporary Adjustment Account. Upon the Operating Agent becoming satisfied that a proper assessment of the amounts due by way of repayment of Advance Payments has been made, there shall be an adjustment in accordance with such assessment, by way of repayment from the Buyer (provided the Termination Date has occurred) or by way of further payment by the Seller, as required, and such adjusted sum shall be treated for all purposes under this Agreement as the Collections received during such Settlement Period. Provided that such failure by the Servicer does not last longer than two consecutive Settlement Periods and the provisions of this Clause 12(F) are complied with, such failure shall not by itself constitute an Early Amortisation Event.

13.  PROTECTION OF THE BUYER'S RIGHTS

(A) Notice of Assignment: The Operating Agent may at any time (and the Seller following the Operating Agent's request shall) notify the Designated Account Debtors, or any of them, of Purchased Receivables of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables and direct (or cause the Seller to direct) all the Designated Account Debtors of Purchased Receivables, or any of them, that payment of all amounts payable under any such Purchased Receivable be made directly to the Operating Agent or its designee.

(B) Reconstruction of Accounts Receivable Trial Balance: If at any time the Seller does not generate an Accounts Receivable Trial Balance on the Determination Date immediately preceding each Settlement Date or (ii) provide the information to Exide Europe enumerated in Clause 9(M), the Operating Agent will have the right to reconstruct that Accounts Receivable Trial Balance or such information so that a determination of the Purchased Receivables can be made, and such reconstruction will be conclusive (in the absence of manifest error) for the purposes of determining Purchased Receivables.

(C) Operating Agent's Right to Perform: If the Seller or the Offer Agent fails to perform any of its agreements or obligations under this Agreement, the Operating Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation.

(D)  Power of Attorney: Without prejudice to the provisions of Clauses 13(A) to
     (C), the Seller irrevocably constitutes and appoints the Operating Agent, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of an Early Amortisation Event to take such action as the Operating Agent may deem necessary or desirable in order to protect the interests of the Buyer, the Onward Buyer, and/or the Operating Agent and/or the Lenders and/or to perfect title to any of the Purchased Receivables, or Related Security, including the redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of the Seller under or in connection with this Agreement and/or under the Collection Account Bank Mandate(s), and to exercise all other remedies of the Seller under this Agreement or existing at law. In furtherance of the power herein granted, the Originator will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may request, including the execution of a notarised power of attorney in favour of the Buyer for the purposes of this Clause 13(D). The power of attorney is irrevocable and will extend to and be binding upon the successors and assigns of the Seller. The Seller hereby agrees that it shall execute the Power of Attorney set out in the form of
     Schedule 14 in respect of its obligations under this Clause 13(D).

14.  RESPONSIBILITIES OF THE SELLER

     Anything herein to the contrary notwithstanding:

(A) Perform Contracts: The Seller will perform all its obligations under the Contracts related to the Purchased Receivables to the same extent as if such Purchased Receivables had not been sold pursuant to this Agreement and the exercise by either the Operating Agent or the Buyer of its rights hereunder will not relieve the Seller from such obligations.

(B) Exoneration of Buyer and Operating Agent: None of the Buyer nor the Operating Agent will have any obligation or liability with respect to any Purchased Receivables, any Related Security or related Contracts, nor will the Buyer or the Operating Agent be obliged to perform any of the obligations of the Seller thereunder.

(C) Custody: Until the Operating Agent requests otherwise, the Seller will hold in custody for the sole benefit of the Buyer the Contracts and other documentary items relating to the uncollected Purchased Receivables at its address specified in this Agreement. To the extent that the Contracts or other documentary items also relate to Receivables that are not Purchased Receivables, the Seller will hold them in custody for both the Buyer and itself to the extent of the respective rights of the Buyer and itself therein unless possession thereof is required by the Buyer to enforce its ownership rights. The Seller will deliver such Purchased Receivables, Contracts and documents to the Operating Agent (or as it may direct), if so directed by the Operating Agent and the Operating Agent will make them available to the Seller to the extent that they contain material or information that does not relate to Purchased Receivables and to the extent that the Buyer's interests are not thereby compromised.

(D) Marking: The Seller will mark clearly and unambiguously its ordinary business records, including without limitation its master data processing records, relating to the Purchased Receivables with a legend acceptable to the Operating Agent indicating that such Purchased Receivables are owned by the Buyer. The Seller agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action that the Operating Agent may reasonably request in order to perfect, protect or more fully evidence the Buyer's ownership interest in the Purchased

     Receivables, the Collections and the Related Security and pending such time will keep an up to date record of all Purchased Receivables.

(E) Third Party Servicer: At any time following the designation of the Servicer other than Citibank, N.A., London Branch or the termination of the delegation granted to any Sub-Servicer pursuant to Clause 12(A):

     (1) The Seller will, at the Operating Agent's request, (a) assemble all the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Purchased Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Purchased Receivables, and will make the same available to the Operating Agent at a place selected by the Operating Agent or its designee or (if so requested) deliver the same to the Operating Agent (or as it may direct), and (b) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Purchased Receivables in a manner acceptable to the Operating Agent and will, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Operating Agent or its designee.

     (2) The Seller authorises the Operating Agent to take any and all steps in the Seller's name and on behalf of the Seller necessary or desirable, in the determination of the Operating Agent, to collect all amounts due under any and all Purchased Receivables, including, without limitation, endorsing the Seller's name on cheques and other instruments representing Collections and enforcing such Purchased Receivables and the related Contracts and Related Security.

(F) Value Added Tax: For the purpose of ensuring recoupment of any value added tax forming part of a Purchased Receivable:

     (1) all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed; or

     (2) (without prejudice to Clause 5(D)) which or the Outstanding Balance of which is, or would be, reduced, adjusted or cancelled by the Seller and/or any other Person whether as a result of the matters in Clause 5(D) or for any other reason;

     the Seller will use its reasonable endeavours to recover such value added tax (or the appropriate part thereof) from the appropriate tax authorities, as agent of the Buyer, and promptly remit it to the Buyer and, until so remitted, will hold for the benefit of the Buyer any value added tax recovered by the Seller in respect thereof (and any such recovery will be and be treated as a Collection). The Seller will make such accounting write-offs and transfers and raise such credit notes as may be necessary or desirable for this purpose, and take all such other steps as may be reasonably requested by the Operating Agent. In particular, the Seller will, at the request of the Operating Agent, accept a re-assignment of any such Purchased Receivable (for a nil consideration) solely for the purpose of facilitating recoupment of such value added tax.

15.  AGENCY AND INDEMNITIES

(A) Agency: In acting under this Agreement the Operating Agent shall have only such duties, obligations and responsibilities as are expressly set out in this Agreement (and such other duties, obligations and responsibilities as are reasonably incidental) and acts solely as agent of the Buyer. However, without prejudice to the generality of the foregoing, only the Operating Agent shall be entitled to receive and retain fees and other amounts (including indemnification under this Clause 15) payable to the Operating Agent for its own account.

(B) Indemnities by Seller and Exide Europe: The Seller and (in relation to matters relating to itself) Exide Europe agree to indemnify the Buyer, the Operating Agent and their respective Affiliates and the Servicer (other than if the Seller has ceased to be the Sub Servicer) from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys' fees and disbursements together with VAT thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to this Agreement or the ownership of Purchased Receivables, excluding, however, (a) such amounts resulting from gross negligence or wilful misconduct on the part of the Person who would otherwise be entitled to claim such indemnification or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Purchased Receivables or for losses arising out of late Collections. Without limiting the foregoing, Indemnified Amounts include amounts relating to or resulting from:

     (1) reliance on any representation or warranty made or deemed made by the Seller (in any of its capacities under the Relevant Documents) or Exide Europe under or in connection with this Agreement, or any other information or report delivered by the Seller (in any of its capacities under the Relevant Documents) pursuant to this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));

     (2) the failure by the Seller (in any of its capacities under the Relevant Documents) or Exide Europe to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable or the related Contract or the Related Security with any such applicable law, rule or regulation;

     (3) the failure to vest and maintain vested in the Buyer ownership of each Purchased Receivable, free and clear of any Adverse Claim whether existing at the time of the Purchase of such Receivable or at any time thereafter, excluding any such Adverse Claim created by the Buyer;

     (4) any dispute, claim, offset or defence (other than discharge in bankruptcy or winding up by reason of insolvency or analogous event of the Designated Account Debtor) of the Designated Account Debtor to the payment of any Receivable which is, or is purported to be, a Purchased Receivable (including, without limitation, a defence based on such Receivable or the related Contract not being a legal, valid, binding and enforceable obligation of such Designated Account Debtor), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

     (5) any failure of the Seller (in any of its capacities under the Relevant Documents) or Exide Europe, to perform its duties or obligations in accordance with the provisions of this Agreement;

     (6) the Buyer makes a request for a Loan and/or contracts for a foreign exchange transaction to fund any anticipated Purchase following the delivery of a Letter of Offer or to make a Future Receivables Purchase Price payment in the manner contemplated in this Agreement and such Purchase not taking place or such Future Receivables Purchase Price payment not being made as a result of the operation of Clause 3 or any other provision of this Agreement, or a sale of Receivables not being effected in relation to a Letter of Offer or a Future Receivables Purchase Price payment not being made by reason of any event described in Clause 11(D)(1), (2) ,(3) or (4) or any breach by the Seller (in whatever capacity) or Exide Europe of any of its obligations under or in connection with this Agreement;

     (7) any products liability claim, or personal injury or property damage claim, or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise or services which are the subject of any Receivable or Contract; and

     (8) the payment of the Existing Receivables Purchase Price or the Future Receivables Purchase Price of any Receivable other than an Eligible Receivable (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D)).

     The Operating Agent will provide the Seller with a certificate or certificates showing in reasonable detail the basis for the calculation of Indemnified Amounts claimed under this Clause 15(B) provided, for the avoidance of doubt, that the provision of such certificate or certificates shall not be a condition for the making of any claim under this Clause 15(B).

(C) Costs, increased costs and gross-up for withholding tax under the Facilities Agreement and the Currency Exchange Agreement: The Seller hereby agrees from time to time to indemnify the Buyer for, and to pay to it on demand of the Operating Agent, an amount equal to that notified by the Onward Buyer to the Buyer under the Onward Sale Agreement corresponding to
     (i) all costs, increased costs, indemnities, tax, tax gross-up, tax indemnities, default interest and all other amounts (other than interest and principal payments) which are required to be paid by the Onward Buyer under and in accordance with the Facilities Agreement and (ii) all costs, indemnities, tax, tax gross-up and termination costs which are required to be paid by the Onward Buyer under and in accordance with the Currency Exchange Agreement.

(D) Judgment Currency: Each reference in this Agreement to a specific currency is of the essence. The obligation of the Seller (individually, or in any of its capacities under the Relevant Documents) or Exide Europe in respect of any sum due from it to the Operating Agent or the Buyer under this Agreement will, notwithstanding any judgment in any other currency, or any bankruptcy or winding up by reason of insolvency or analogous event of the Seller or Exide Europe, be discharged only to the extent that on the Local Business Day following receipt by the Operating Agent or the Buyer of any sum adjudged or determined to be so due in such other currency, the Operating Agent could in accordance with normal banking procedures purchase the currency specified in this Agreement with such other currency. If the amount of currency so purchased is less than the amount of the specified currency originally due to the Operating Agent or the Buyer, each of the Seller and Exide Europe agrees, as a separate obligation and notwithstanding any such judgment, bankruptcy, winding up or analogous event, to indemnify the Operating Agent and the Buyer against such loss.

(E) Payment: Any amounts subject to the indemnification provisions of Clause 15(B), (C) or (D) shall be paid by the Seller or Exide Europe to the Operating Agent within two Programme Business Days following the Operating Agent's demand therefor.

(F) After Tax Amount: In the event that any taxing authority seeks to charge to tax any sum paid to the Buyer or the Operating Agent or any of their respective Affiliates as a result of the indemnities or other obligations contained herein or impose a requirement on the payer of such indemnity to deduct tax, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

16.  Amendments, Etc.

(A) Amendments and Waivers: No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (1) the Seller, the Buyer, the Operating Agent and Exide Europe with respect to an amendment, or (2) the Seller, the Buyer, the Operating Agent or Exide Europe, as the case may be, with respect to a waiver or consent by it, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(B) Entire Agreement: This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, superseding all prior oral or written understandings.

17.  NOTICES

     All notices and other communications provided for under this Agreement shall, unless otherwise stated in this Agreement, be in writing in the English language (including telex and fax communication) and mailed (by registered mail with return receipt requested) or delivered to each party at its address set out under its name on the execution pages of this Agreement or at such other telex or fax number or address as may be designated by such party in a written notice to the other parties. All such notices and communications will be effective (other than in respect of a Letter of Offer delivered pursuant to Clause 4(A)), (i) in the case of written notice, when delivered or on the date of receipt shown by the return receipt if sent by registered mail, or (ii) in the case of notice by telex, when telexed against receipt of answer back, or (iii) in the case of notice by fax, at the time of transmission unless served on a day which is not a Local Business Day or after 5.00 pm at the place in which the recipient is located, in which case it will be effective at 9.00 am at the place in which the recipient is located on the following Local Business Day. In each case notice must be addressed as aforesaid.

18.  NO WAIVER: REMEDIES

(A) No Waiver: No failure on the part of the Buyer, the Seller (in of its capacities under the Relevant Documents) or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.

(B) Set Off: Without limiting the provisions of Clause 18(A) the Buyer and the Operating Agent are hereby authorised (except in relation to the payment of the Acceptance Fee) by the Seller and Exide Europe at any time after the Seller or Exide Europe is in default of its obligations under this Agreement or an Early Amortisation Event has occurred, to set off and apply, and/or to instruct Citibank, in its capacity as holder of the Citibank Account, as defined in the Account Bank Mandate, or any of Citibank's Affiliates to set off and apply, any and all deposits at any time held and other indebtedness at any time owing (whether general or special, time or demand, provisional or final and in whatever currency) by the Buyer, the Operating Agent, Citibank or, as the case may be, any such Affiliate to or for the credit or the account of the Seller against any and all of the obligations of the Seller or Exide Europe (in any of its capacities under the Relevant Documents), now or hereafter existing under this Agreement, to the Buyer or the Operating Agent or their respective successors and assigns or, as the case may be, now or hereafter due or owing on any account to Citibank or any of Citibank's Affiliates (and for this purpose to convert one currency into another).

19.  BINDING EFFECT: ASSIGNABILITY

(A) Successors and Assigns: This Agreement is binding upon and enures to the benefit of (1) the Seller, Exide Europe and any of their successors and permitted assignees in accordance with Clause 19(B); (2) the Buyer and also in relation to the benefit, but not the burden of this Agreement, each Person to whom the Buyer has for the time being in accordance with Clause 19(C) (2) or (3) granted or assigned (or agreed to grant or assign) all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all or part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement and their respective successors and assignees; and (3) Citibank and its successors as Operating Agent (and the terms "Seller", "Exide Europe", "Buyer" and "Operating Agent" shall be construed accordingly).

(B) Seller and Exide Europe: Neither the Seller nor Exide Europe may assign any of its rights, benefits or interest in or under this Agreement except with the prior consent of the Operating Agent which shall not be unreasonably withheld or delayed.

(C) The Buyer: The Buyer may assign all or part of any Purchased Receivebles and/or all or any of its rights, benefits and interest in or under this Agreement to Batteries Funding Limited in accordance with the Onward Sale Agreement.

(D) Additional Sellers: The Operating Agent may, in its sole and absolute discretion, at the request of Exide Europe, admit a member of the Exide Group as a Seller under this Agreement (for the purposes of this Clause 19(D), such party or parties shall be referred to as the "Additional Seller"). In addition to the discretion of the Operating Agent, the admission the Additional Seller shall also be subject to the following conditions precedent:

     (1) the Operating Agent receives the documents and information specified in Schedule 5 in respect of the Additional Seller, each in form and substance satisfactory to the Operating Agent;

     (2) the Additional Seller, the Seller and the Buyer have delivered to the Operating Agent a duly completed and executed Admission of Additional Seller in the form attached as Schedule 2 (together with confirmation of due execution and delivery, in form and substance satisfactory to the Operating Agent) and the Operating Agent has indicated its consent by execution of the Admission of Additional Seller; and

     (3) Exide Europe shall have confirmed in writing to the Operating Agent that the Letter of Undertaking shall apply, on the terms stated therein, to all of the obligations of the Additional Seller under the Programme;

     upon which time the Additional Seller shall be deemed to be a party to this Agreement from and after the next Settlement Date subsequent to the execution of the Admission of Additional Seller by the Operating Agent, and the Additional Seller shall be under the same obligations towards each of the other parties to this Agreement as if it had been an original party hereto as the "Seller" and the " Sub-Servicer".

20.  FURTHER ASSURANCE - RESTRUCTURING

     The Seller and Exide Europe hereby agrees that:

(A) in the event that it receives notice from the Operating Agent for the purpose of amending the existing Programme on the basis that:

     (1) the Receivables which are the subject of the French RSA will be first purchased from the French Sellers by a French fonds commun de creances (the "FCC"), such purchases to be funded by the subscription or purchase by the Buyer of units issued by the FCC; or

     (2) the Receivables which are the subject of the Italian RSA will be first purchased by a company set up pursuant to law 130 of 30 April 1999 in Italy (the "Law 130 Company"), such purchases to be funded by the subscription or purchase by the Buyer of notes issued by the Law 130 Company, upon commercial terms consistent with those applicable under the existing Programme (save in relation to additional costs arising as a result of the involvement of a FCC, and/or a Law 130 Company), the Seller and Exide Europe undertakes to the Operating Agent and the Buyer that it will enter into such arrangements, documents and agreements as are necessary or desirable, in the opinion of the Operating Agent (acting reasonably), for the purposes of giving effect to the transactions set out in paragraphs (1) and (2) and ensuring consistency between such transactions and the other transactions contemplated under the Programme.

(B) if, by reason of any change (a) in any law or regulation or in its interpretation or application or (b) in the generally recognised market practice after the date hereof (in each case as evidenced by legal advice from a reputable law firm delivered by the Operating Agent to Exide Europe), the Operating Agent determines that the interests of the Buyer and/or the Operating Agent under the Programme may be affected as a result of such change, then the parties to this Agreement, acting in good faith, shall co-operate with a view to restructuring this Agreement, the other Relevant Documents and the transactions contemplated herein and therein upon such terms and conditions as would result in the interests of the Buyer and/or the Operating Agent to be protected, to the best extent possible under applicable law, in the same manner as if that change had not occurred.

     All the fees, costs and expenses (including legal fees) arising as a result of any of the events described in paragraphs (A) and (B) will be borne by the Seller.

21.  TERMINATION

     This Agreement will create and constitute the continuing obligations of the parties in accordance with its terms, and will remain in full force and effect until such time, after the Termination Date, as all Programme Capital of all Groups of Receivables has been reduced to zero and all Yield (as aggregated among all Originator Agreements), Programme Costs and other fees due under this Agreement or the Fees Letter have been paid; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller in or pursuant to this Agreement, the provisions of Clause 21 and the indemnification and payment provisions of this Agreement will be continuing and will survive any termination of this Agreement.

22.  NO PROCEEDINGS

     The Seller, Exide Europe, the Offer Agent (if not Exide Europe) and the Operating Agent each hereby agree that they will not institute against the Buyer any bankruptcy, insolvency or similar proceeding until all amounts owing by the Onward Buyer under the Facilities Agreement and the Currency Exchange Agreement have been paid in full and that no recourse shall be had for the payment of any amount owing hereunder or claims arising out of or based upon the Relevant Documents against any member, equity holder, employee, officer, director or affiliate of the Buyer.

23.  EXECUTION IN COUNTERPARTS: SEVERABILITY

(A) Counterparts: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(B) Severability: If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

24.  CONFIDENTIALITY

(A) Unless otherwise required by applicable law or regulation, or as requested by any regulator or tribunal with competent jurisdiction over, or over any business of, the relevant party, and subject to Clause 24(B) below each of the parties agrees to maintain the confidentiality of this Agreement in its communications with third parties and otherwise.

(B)  The provisions of Clause 24(A) shall not apply:

     (1) to the disclosure of any information which is or becomes public knowledge other than as a result of the conduct of the recipient;

     (2) to the disclosure of any information to the Finance Parties (as defined in the Facilities Agreement) under the Facilities Agreement (including any participant, potential participant or potential Lender thereunder), the Swap Counterparty and any secured party under the Deed of Charge (as defined in the Facilities Agreement), any FCC (including the custodian and the management company thereof) and/or Law 130 Company set-up pursuant to Clause 20 and the Rating Agencies (including their officers, employees, agents and advisers), provided that such Persons will hold that information confidential on the same basis as the Operating Agent;

     (3)  to the disclosure of any written consent of the parties hereto.

25.  GOVERNING LAW AND JURISDICTION

(A) Governing Law: This Agreement is governed by, and shall be construed in accordance with, the laws of the Republic of Italy.

(B) Consent to Jurisdiction: The parties hereto hereby irrevocably and for the benefit of each other submit to the jurisdiction of the courts of Milan in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. As an alternative method of service, the Seller, Exide Europe and the Buyer also irrevocably consent to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Seller, Exide Europe or the Buyer, as applicable, at the address designated for notices under this Agreement. The Seller, Exide Europe and the Buyer agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered.

                                   SCHEDULE 1

     Offices of the Seller/Seller Collection Account/Seller Original Account

Seller                            Seller Collection Account      Seller Original Account
EXIDE ITALIA S.r.l.               6462 (Sort Code ABI 01025)     7088 (Sort Code ABI 01025)

Via Dante Alighieri, 100/106,              6463 (Sort Code ABI 01025)
24058 Romano di Lombardia
(Bergamo) (Italy)

                                   SCHEDULE 2

                     Form of Admission of Additional Seller

To:       Citibank, N.A.
          336 Strand
          WC2R 1HB

Copy to:  Exide Holding Europe
          5-7 Allee des Pierres Mayettes
          92636 Gennevilliers Cedex France


                         ADMISSION OF ADDITIONAL SELLER

Pursuant to the Receivables Sale Agreement dated [.] May 2002 (the "Agreement") among inter alios, you, Archimede Securitisation S.r.l. and an Italian Affiliates of Exide Holding Europe.

(1) Terms defined in the Agreement shall, subject to any contrary indication, have the same meanings herein.

(2) The Additional Seller hereby requests the Operating Agent to accept this Admission of Additional Seller pursuant to and for the purposes of Clause 18(D) of the Agreement so as to take effect in accordance with the terms thereof.

(3) The Additional Seller confirms that it has received a copy of the Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Operating Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Operating Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of Exide Europe or the Seller.

(4) The Additional Seller hereby undertakes with the Operating Agent and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after acceptance of this Admission of Additional Seller by the Operating Agent and satisfaction of the conditions precedent subject to which this Admission of Additional Seller is expressed to take effect.

(5) The Operating Agent makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Buyer or the Seller or for the performance and observance by the Buyer or the Seller of any of their respective obligations under the Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

(6) The Additional Seller requests that in respect of references to the parties comprising the Seller in the Agreement, the following information be inserted in respect of the Additional Seller:

============================================================================================
i)   number of days in respect of the payment of invoices for the        . days
purposes of paragraph (6) of the definition of "Eligible Receivable"
--------------------------------------------------------------------------------------------
ii)  date of most recent audited annual accounts for the purposes of     .
Clause 8(G)
--------------------------------------------------------------------------------------------
iii) principal place of business of Additional Seller for the            .
purposes of Clause 8(O) and Schedule 1
                                                                         .
--------------------------------------------------------------------------------------------
iv)  Seller Collection Account for the purposes of Schedule 1            . (Sort Code .)
--------------------------------------------------------------------------------------------
iv)  Seller Original Account for the purposes of Schedule 1              . (Sort Code .)
============================================================================================

This Admission of Additional Seller and the rights, benefits and obligations of the parties hereunder is governed by and shall be construed in accordance with Italian law.

[ADDITIONAL SELLER]

By:

Address:

Attention:

Telefax:

Telephone:

Date:

AGREED TO BY:

[RELEVANT ADDITIONAL SELLER]

CONSENTED TO THIS________DAY OF___________,___________:

Citibank, N.A., London Branch

By:

                                   SCHEDULE 3

                          Form of Settlement Statement

                                     Italy

--------------------------------------------------------------------------------
                              SETTLEMENT STATEMENT
                              --------------------

                      SELLER: Exide Italy

                    CURRENCY: EUR

          Batteries Funding - Settlement Statement as of:            23-May-02
          ----------------------------------------------

          Next Settlement Date:                                      30-May-02
          --------------------

          PRIOR SETTLEMENT STATEMENT:
          --------------------------
                                                                       EUR

      (1) Outstanding Balance                                             -
      (2) Reserve Accounts                                                -
      (3) Unearned Discount                                               -
      (4) Capital                                                         -

          Adjustments to Prior Month Balance
          ----------------------------------

      (5) Total Collections                                               -
      (6) Adjustments to Reserve Account                                  -
      (7) Discount Collected                                              -
      (8) Cash & Deemed Collections                                       -

      (9) New Receivables Sold                                            -
     (10) Change in Reserve                                               -
     (11) Change in Discount                                              -
     (12) Net Cash Paid (7-8)                                             -

          Ending Balance as of this Date:
          ------------------------------

     (13) Outstanding Balance                                             -
     (14) Reserve Account                                                 -
     (15) Discount                                                        -
     (16) Capital                                                         -

          PAYMENT OF FEES DUE ON NEXT SETTLEMENT DATE
          -------------------------------------------

          Purchaser Fees Due on the next Settlement Statement
          above 0.0000%                                         EUR     -

          Agency Fee           50.00 bp                         EUR     -

          Facility Fee         75.00 bp                         EUR     -

          Please remit funds to Batteries Funding Limited's account at Citibank London, account number 0010123765

--------------------------------------------------------------------------------

                                   SCHEDULE 4

                             Form of Summary Report

                         Archimede Securitisation S.r.l.

      Seller   :        Italy
      Currency :        Total Italian Lira Portfolio in EURO
      Summary Report Date                                           02/05/19
      Summary Report for period ended                               02/05/18
      =========================================================================
      Capital Requested at next purchase           ----->

      Sold Portfolio Ageing by invoice due date :

             Current - Due beyond 91      ----->         7.860.016,01   19,540%
             Current - Due in 90 days     ----->         7.662.589,99   19,049%
             Current - Due in 60 days     ----->         8.011.347,22   19,916%
             Current - Due in 30 days     ----->         9.025.400,37   22,437%
             1 - 30 days Overdue          ----->         3.951.042,00    9,822%
             31 - 60 days Overdue         ----->         2.041.436,27    5,075%
             61 - 90 days Overdue         ----->           970.966,33    2,414%
             91 - 120 days Overdue        ----->           123.959,99    0,308%
             121 - 150 days Overdue       ----->           127.504,42    0,317%
             151 - 180 days Overdue       ----->           102.402,99    0,255%
             181 + days Overdue           ----->           348.497,71    0,866%
                                                   ------------------
             Total                        ----->        40.225.163,30

      Estimated Cash         Days 1 - 30           ----->        16.691.210,08
      Collections in         Days 31 - 60          ----->         8.011.347,22
      future periods         Days 61 - 90          ----->         7.662.589,99
                             Days 91 +             ----->         7.860.016,01
                                                            ------------------
                             Total                 ----->        40.225.163,30

      Collections in
      current period Received by due date          ----->             9.170,06
      by due date :  Received 30 days after due date --->         1.769.348,05
                     Received 60 days after due date --->           462.876,77
                     Received 90 days after due date --->            80.123,42
                     Received 91+ days after due date -->            18.433,77
                                                            ------------------
                     Total Collections             ----->         2.339.952,07

      Total new receivables sold this month        ----->            27.354,13

      Sold Credit Notes Outstanding     -------->         2.303.518,75   5,416%
      Credit Notes issued in last 30 days ------>         1.019.344,45   2,471%

      Total Credit Notes Outstanding    -------->         2.759.444,70   6,400%
      Credit Notes issued in last 30 days ------>         1.128.553,70   2,721%

      Total Invoices sold                       -------->               15.685
      Total New Invoices sold                   -------->                    0

      Total delinquent receivables in sold portfolio --->         3.714.767,71
      Total delinquent receivables (Sold + Unsold) ----->         3.844.224,39

      Total defaulted receivables in sold portfolio ---->           702.365,11
      Total defaulted receivables (Sold + Unsold) ------>           831.821,79

                         Archimede Securitisation S.r.l.

      Seller   :        Italy
      Currency :        Total Italian Lira Portfolio in EURO
      Summary Report Date                                           02/05/19
      Summary Report for period ended                               02/05/18
      =========================================================================

      Average Credit Terms (Sold Portfolio)     -------->      0,000
      Average Credit Terms (Total Portfolio)    -------->      0,000
      Weighted Credit Terms (Sold Portfolio)    -------->      0,000
      Weighted Credit Terms (Total Portfolio)   -------->      0,000

      Net invoices issued in last seven days  ----->        -122.363,14

      Total Portfolio Ageing (Sold + Unsold) by invoice due date

               Current                    ----->        32.558.864,55   80,683%
               1 - 30 Days Overdue        ----->         3.951.042,00    9,791%
               31 - 60 Days Overdue       ----->         2.041.436,27    5,059%
               61 - 90 Days Overdue       ----->           970.966,33    2,406%
               91 - 120 Days Overdue      ----->           119.064,38    0,295%
               121 - 150 Days Overdue     ----->           125.569,39    0,311%
               151 - 180 Days Overdue     ----->            31.074,66    0,077%
               181 +   Days Overdue       ----->           556.113,36    1,378%
                                                   ------------------
               Total Receivables          ----->        40.354.130,94

     =========================================================================
       ALL INFORMATION HEREIN IS TRUE AND ACCURATE



       --------------------                            --------------------
       Authorised Signature                            Authorised Signature

                                   SCHEDULE 5

                          Initial Conditions Precedent

(a) A certified copy of the resolutions of the board of directors of the Seller approving this Agreement and the other documents to be delivered by it and the transactions contemplated in this Agreement.

(b) Certified copies of the memorandum and articles of association (atto costitutivo and statuto) of the Seller.

(c) A certificate of an appropriate officer of the Seller certifying the names and true signatures of the officers authorised on its behalf to sign or, as appropriate, witness the sealing of this Agreement and the other documents to be delivered by it (on which certificate the Operating Agent may conclusively rely until such time as the Operating Agent receives from the Seller a revised certificate meeting the requirements of this paragraph
     (c)).

(d) A Collection Account Bank Mandate duly executed by the Seller, the Buyer and Citibank in relation to the Buyer Collection Account.

(e) A favourable opinion of legal advisers to the Seller as to corporate capacity of the Seller.

(f) A favourable opinion of legal advisers to the Operating Agent as to sale of Receivables and other relevant matters, in such form as the Operating Agent may reasonably require.

(g) Letter of Undertaking from Exide Europe in a form acceptable to the Operating Agent, plus a favourable opinion of legal advisers satisfactory to the Operating Agent as to the execution and enforceability of the Letter of Undertaking.

(h) A favourable opinion of legal advisers to Exide Europe as to capacity and corporate powers of Exide Europe in such form as the Operating Agent may reasonably require.

(i) A Directors' Certificate from the directors of the Seller in relation to its solvency.

(j) Execution of the Relevant Documents and all documentation to be delivered therewith.

(k) Satisfactory review by the Operating Agent of the Seller's billing and collection operations and reporting systems and implementation of any additional receivable tracking and reporting systems in form and substance satisfactory to the Operating Agent.

(l) Preparation of a written Credit and Collection Policy by the Seller, in form and substance satisfactory to the Operating Agent.

(m) The Operating Agent has received such other approvals, opinions or documents as it may reasonably request.

(n) A direction from Exide Europe or the Seller with regard to the payment of Citibank's (on its own behalf), the Operating Agent's legal costs (together with disbursements and VAT) in form and substance satisfactory to the Operating Agent.

(o)  Designation by the Buyer of the Buyer Account.

(p)  Designation by the Seller of the Seller Original Account.

(q) Satisfaction of all Initial Conditions Precedent set forth in Schedule 2 to the Facilities Agreement.

(r)  Execution of the Currency Exchange Agreement.

                                   SCHEDULE 6
                                     Part 1

                                 LETTER OF OFFER

To:   The Buyer (via the Operating Agent)

From: Exide Italia S.r.l.

Dated:   [   ]

Dear Sirs,

We refer to the receivables sale agreement (such receivables sale agreement, as from time to time amended or supplemented being herein called the "Receivables Sale Agreement") dated on or about _____ May 2002 and made between, inter alios, ourselves as Seller and yourselves as Buyer and Citibank, N.A. as Operating Agent. We hereby offer you to sell and assign under Law No. 52 of 21 February 1992 without recourse against us in the case of non-payment by the relevant Account Debtors (cessione pro-soluto):

(i) Existing Receivables with an Outstanding Balance of [.] (being the Existing Receivables identified for you pursuant to Clause 4(D) of the Agreement) on the next Settlement Date for an Existing Receivables Purchase Price of (Euro) [.];

(ii) Future Receivables which have come and will come into existence between (and including) the Initial Reference Date and (but excluding) the next Settlement Date and (b) Future Receivables which will come into existence during the next Settlement Period for an Acceptance Fee of
        (Euro) 15.

The Discount computed for the Group of Receivables (which are Existing Receivables and Eligible Receivables) the subject of this letter is [.].

We warrant that each of the representations referred to in Clause 8 of the Receivables Sale Agreement is true on and as of the date hereof in respect of each Receivable and that each of the representations referred to in Clause 8 of the Receivables Sale Agreement is true on and as of the date hereof.

The provisions of the Receivables Sale Agreement will apply to this notice and the related Purchase by the Buyer, and except as otherwise provided herein, capitalised terms in this letter will have the meaning ascribed to them in the Receivables Sale Agreement.

The offer made under this Letter constitutes an irrevocable offer by Exide Italia S.r.l. binding upon it to assign and to sell to you the ownership, interest in the Receivables referred to in this Letter of Offer and the Related Security.

This Letter of Offer shall be governed by Italian Law.

Yours faithfully,

EXIDE HOLDING EUROPE,
acting on behalf of Exide Italia S.r.l.

By:

Authorised Signatory

Yours faithfully,

____________________________

EXIDE HOLDING EUROPE,
acting on behalf of Exide Italia S.r.l.

                                   SCHEDULE 6
                                     Part 2

                          ON ANY SUBSEQUENT OFFER DATE

To:     The Buyer (via the Operating Agent)

From:   Exide Italia S.r.l.

Dated:  [    ]


Dear Sirs,

We refer to the receivables sale agreement (such receivables sale agreement, as from time to time amended or supplemented being herein called the "Receivables Sale Agreement") dated on or about _____ May 2002 and made between, inter alios, ourselves as Seller and yourselves as Buyer and Citibank, N.A. as Operating Agent. We hereby offer you to sell and assign under Law No. 52 of 21 February 1992 without recourse against us in the case of non-payment by the relevant Account Debtors (cessione pro-soluto):

(i) Future Receivables which will come into existence during the next Settlement Period for an Acceptance Fee of (euro) [15];

      [in the event only of Additional Designated Account Debtors offering Receivables for the first time:

(ii) Existing Receivables with respect to Additional Designated Account Debtors notified to you on the date hereof with an Outstanding Balance of [.] (being the Existing Receivables identified for you pursuant to Clause 4(D) of the Agreement) on the next Settlement Date for an Existing Receivables Purchase Price of (euro) [.]; and

(iii) Future Receivables with respect to Additional Designated Account Debtors notified to you on the date hereof which have come and will come into existence between (and including) the Initial Reference Date and (but excluding) the next Settlement Date for the Acceptance Fee.

The provisions of the Agreement will apply to this letter and the related Purchase by the Buyer, and except as otherwise provided herein, capitalised terms in this letter will have the meaning ascribed to them in the Agreement.

[The Discount computed for the Group of Receivables (which are Existing Receivables and the Eligible Receivables) the subject of this letter is [.].]

The offer made under this Letter constitutes an irrevocable offer by Exide Italia S.r.l. binding upon it to assign and to sell to you the ownership, interest in the Receivables referred to in this Letter of Offer and the Related Security.

This Letter of Offer shall be governed by Italian Law.

Yours faithfully

_______________________________________

EXIDE HOLDING EUROPE, acting on behalf of Exide Italia S.r.l.

                               SCHEDULE 6- PART 3

                               FORM OF ACCEPTANCE

To:    Exide Italia S.p.A as Seller

From:  The Buyer (via the Operating Agent)

Dated: [.]


Dear Sirs,

We refer to the receivables sale agreement (such receivables sale agreement, as from time to time amended, supplemented or novated being herein called the "RSA") dated _____ May 2002 and made between ourselves as Buyer and yourselves as Seller and the Servicer and Citibank, N.A. as Operating Agent.

Terms defined in the RSA shall bear the same meaning herein.

We hereby notify you of our acceptance of the Receivables pursuant to your
letter of offer dated [     ]. The Purchase Price in respect thereof was Euro
[    ] and was paid to you on [date] to the Seller Original Account.

Yours faithfully,

for and on behalf of

Archimede Securitisation S.r.l., London Branch]

                                   SCHEDULE 7

                                Form of Contract

                               SCHEDULE 8 - Part 1

                   INFORMATION TO BE PROVIDED TO EXIDE EUROPE

(1)  On the last Local Business Day in each calendar week prior to each Purchase
     Date:

     a computerised download containing the following fields:

     -number, which identifies the applicable Seller

     -customer number

     -customer name

     -customer type

     -location of customer (country)

     -invoice number

     -journal number

     -issue date of invoice

     -due date of invoice

     -currency of invoice

     -currency amount of invoice

     -type of invoice

and other fields which may vary from applicable Seller to applicable Seller and which are necessary for Enigma to select Eligible Receivables.

(2) On or before the third Determination Date of each calendar month, the information requested in Part 2 of this Schedule 8 in respect of the previous calendar month.

(3) On or before the third Determination Date of each of the calendar months of March, June, September and December (or such more frequent time as the Operating Agent may request in accordance with Clause 10(G) of the Agreement):

a computerised download containing the addresses of the Account Debtors listed in paragraph 1 above, containing the following specific information:

- full customer name
- address field 1
- address field 2
- address field 3
- town
- area code
- country of address

AND ALL OTHER INFORMATION WHICH MIGHT BE NECESSARY FOR THE CORRECT IDENTIFICATION BY THE OPERATING AGENT AND/OR EXIDE EUROPE OF THE ACCOUNT DEBTOR/CUSTOMER AND INVOICE.

                               SCHEDULE 8 - Part 2

                             FORM OF MONTHLY SUMMARY

To:      Charles Prowse - Citibank [Fax: +44 171 500 9665]

CC:      Claire Berdou - Exide Europe Headquarters [Fax: +33 1 4121 2697]

Seller:            ..................................

Date Prepared:     ..................................

For month:         ..................................

All information relates to 3rd party domestic customers.

Total value of sales (incl. VAT):   ..........................................

Total value of Write-offs in the month (overdue 90 days or less):
.......................................

Total value of Credit Notes (Disputes/Claims/invoicing errors etc, incl. VAT):
.......................................

Level of accruals for volume rebates:   ......................................

Amount of credit notes issued for volume rebates in the month:

Expenses for warranty claims during the month:  ............................

Prompt payment discounts paid during the month:    .............................

Receivable Ageing - Month-end Ledger


============================================================
Days Past Due            Amounts in Ledger Currency

============================================================
Current

------------------------------------------------------------
1 - 30
------------------------------------------------------------
31 - 60

------------------------------------------------------------
61 - 90

------------------------------------------------------------
91 - 120

------------------------------------------------------------
121 +

============================================================


We certify that all information contained in this summary is true and accurate

[THE SELLER]

...............................................

Name

                                   SCHEDULE 9

                              LETTER OF UNDERTAKING

                        [EXIDE HOLDING EUROPE LETTERHEAD]

                              Letter of Undertaking

                                                              Date: [.] May 2002

To:      Archimede Securitisation S.r.l.; and
         Citibank, N.A., London Branch ("Citibank") as Operating Agent and Servicer under the Origination Agreements and Agent under the Facilities Agreement,

Dear Sirs

(1)  We refer to the following agreements:

     (i) the Receivables Securitisation Deed dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Deta UK Limited, Fulmen (U.K.) Limited, B.I.G. Batteries Limited (together with any additional member of the Exide Europe Group acceding to the Receivables Securitisation Deed after the date hereof, the "UK Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A. as Operating Agent;

     (ii) (a) the Receivables Subrogation Agreement dated 6 June 1997 (as amended on the date hereof) between Compagnie Europeenne d'Accumulateurs S.A.S. (together with any additional member of the Exide Europe Group acceding to the Receivables Subrogation Agreement after the date hereof, the "French Originators"), Exide Europe Funding Ltd. ("Exide Funding"), ourselves as Offer Agent and Citibank, N.A. as Operating Agent and (b) the Onward Receivables Sale Agreement dated as of the date hereof between Exide Funding, ourselves as Offer Agent Batteries Funding and the Operating Agent (the "French Origination Agreements");

     (iii) the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A., Fulmen Iberica S.L. (together with any additional member of the Exide Europe Group acceding to such Receivables Sale Agreement after the date hereof, (the "Spanish Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A., as Operating Agent (the "Spanish Origination Agreement");

     (iv) (a) the Receivables Purchase Agreement dated 3 June 1997 (as amended on the date hereof and renamed as Receivables Sale Agreement) between Societa Industriale Accumulatori S.r.l. and Compagnia Generale Accumulatori S.p.A.(now Exide Italia S.r.l.) (together with any additional member of the Exide Group acceding to the Receivables Sale Agreement after the date hereof, the "Italian Originators"), ourselves as Offer Agent, Archimede

            Securitisation S.r.l. and Citibank, N.A. as the Operating Agent and
            (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation S.r.l., Batteries Funding and the Operating Agent (the "Italian Origination Agreements");

     (v) the Receivables Sale Agreement dated as of the date hereof between Exide Automotive Batterie GmbH, Hagen Batterie AG, Deutsche Exide GmbH and Deutsche Exide Standby GmbH (together with any additional member of the Exide Europe Group acceding to such Receivables Sale Agreement after the date hereof, the "German Originators" and, together with the UK Originators, the French Originators, the Spanish Originators and the Italian Originators, the "Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A. as Operating Agent (the "German Origination Agreement" and, together with the UK Origination Agreement, the French Origination Agreements, the Spanish Origination Agreement and the Italian Origination Agrements, the "Origination Agreements") and

     (vi) the Facilities Agreement dated the date hereof among Batteries Funding, Citibank, N.A., London Branch as Agent and Arranger and the lenders from time to time party to the Facilities Agreement (the "Facilities Agreement").

(2) Unless otherwise specified in this letter, terms defined in the Origination Agreements shall have the same meanings when used herein.

(3) Any reference in this letter to any other agreement or document shall, unless the context otherwise requires, include that other agreement or document as from time to time amended, supplemented or novated and any document which amends, supplements or novates that other agreement or document.

(4) We hereby confirm to you that the Facilities Agreement and the Origination Agreements, all their respective terms and conditions and all related documents, fully meet our approval.

(5) We are aware that the Facilities Agreement and the Origination Agreements have been entered into on the condition that, inter alia, our indirect and beneficial ownership of at least 80 % of the issued share capital of each Originator and Exide Funding and we control each Originator and Exide Funding. We are further aware that the Facilities Agreement and the Origination Agreements have been entered into in reliance on this Letter of Undertaking.

(6) We confirm that we currently own indirectly and beneficially at least 80 % of the issued share capital of each Originator and Exide Funding and that we control each Originator and Exide Funding and we covenant, subject to paragraph 6 below, that we will not reduce our percentage shareholding or alter our control of each Originator and Exide Funding (so long as Exide Funding is a party to any Relevant Document) until the Facilities Agreement and the Origination Agreements have been terminated and all obligations under the Origination Agreements to each of you have been met by the Originators and Exide Funding.

(7) We undertake to you that in the event that our percentage shareholding in any Originator falls below 80% of the issued share capital of such Originator or that we cease to control such Originator, we shall ensure that (a) you (or, as the case may be, Archimede or Exide Funding) will receive from such Originator, prior to the date on which our shareholding falls below 80% of the issued share of such Originator or we cease to control such Originator, an amount equal to the Outstanding Balance of the Receivables which have been purchased from such Originator (such amount to be treated as a Collection for the purpose of the relevant Origination Agreement) and that such Originator will cease to offer to sale Receivables under the terms of the Origination Agreement to which it is a party.

(8) We further covenant to ensure that each Originator and Exide Funding (in each of their capacities under the Origination Agreements) at all times duly perform and comply with all their obligations to each of you under or in connection with the Origination Agreements and, in particular, that we will at all times take all measures necessary or desirable to ensure that the billing, credit and collection policies and procedures of such Originator and Exide Funding are not changed in any way that may materially adversely affect the interests of either of you under the Origination Agreements. We further covenant that we will comply with our obligations in this paragraph 8 even if any of the relevant obligations of the Originators or Exide Funding under the Origination Agreements are determined by a court of competent jurisdiction to be invalid or unenforceable.

(9) Without limiting our covenant in paragraph 7 above, we further covenant to either ensure that: (i) each Originator and Exide Funding will at all times duly perform and comply with or (ii) we will perform and comply with, on behalf of each Originator and Exide Funding, all reporting, documentary and calculation requirements of the Originators and Exide Funding under the Origination Agreements and that the same are met in a timely fashion.

(10) We further covenant to provide you with immediate notice upon becoming aware of any breach by any Originator or Exide Funding of any of its obligations under the Origination Agreements and any of the events described in (A), (B) or (C) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events:

     (a) any Originator or Exide Funding fails to pay any principal of or premium or interest on any debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt, or any other default under any agreement or instrument relating to any debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such debt, or any such debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of such Originator or Exide Funding becomes enforceable;

     (b) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of such Originator or Exide Funding (except for the purposes of a bona fide reconstruction or amalgamation with your consent), or a petition is presented or an order made for the appointment of an administrator in relation to any Originator or Exide Funding, or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of any Originator or Exide Funding, or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and
          (ii) such Originators or Exide Funding is solvent and is contesting the proceeding in good faith); or

     (c) an Early Amortisation Event under any of the Origination Agreements occurs.

(11) We undertake that we will provide to Citibank all documents which Exide Technologies, ourselves or any European Affiliate of Exide Technologies it is required to provide under the US DIP Facility Agreement in relation to ourselves and such European Affiliate as and when the same are provided under the US DIP Facility Agreement.

(12) This Letter of Undertaking is governed by the laws of Italy. We hereby irrevocably and for your benefit submit to the jurisdiction of the courts of Italy in any action or proceeding arising out of or relating to this letter, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. We hereby irrevocably waive, to the fullest extent that we may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. We agree that a final judgement in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law.


Yours faithfully


_______________________
EXIDE HOLDING EUROPE S.A.

                                   SCHEDULE 10

          LIST OF ACCOUNT DEBTORS OTHER THAN DESIGNATED ACCOUNT DEBTORS

FIAT

SCHEDULE 11

                              PAYMENT INSTRUCTIONS

                                     Part 1

To: [Designated Account Debtor]


Dear Sir,

(1) We refer to the payments to be made to us in relation to [relevant Contract(s)].

(2) We hereby kindly instruct you to make all such payments, from the date hereof, to the credit of our account [account details] with [ ] and, in relation to payments by cheques, to the order of [ ] and remit such cheques to [ ].


Yours sincerely


[the Seller]
                                     Part 2

                                   SCHEDULE 12

                            ENIGMA LICENCE AGREEMENT

                                                                    [.] May 2002
Attention: Company Secretary and Financial Director

                            Enigma Licence Agreement

Dear Sirs:

In connection with the preparation of certain data required to be delivered under the origination agreements dated (or amended) as of the date hereof between certain of your European subsidiaries, Batteries Funding Limited, yourselves and ourselves (together with any other origination agreement which may be entered after the date hereof, the "Agreements") we are making available to you certain proprietary computer software and related documentation collectively known as "Enigma". Enigma has been developed by us, on the basis of commercially available software which we purchased, to help manage the securitisation of trade receivables portfolios. This letter is to confirm the terms on which we are licensing your use of Enigma.

Acknowledging that Enigma is and shall remain the property of Citibank, N.A., you shall be entitled to use Enigma solely in connection with the performance of your obligations under the Agreements. Only those of your personnel responsible for such performance will be allowed to have access to Enigma and the use thereof. You will keep Enigma confidential and not copy or divulge any of its content to any third parties and shall return to us or destroy all copies of Enigma in your possession upon the termination of the Agreements.

Should Enigma fail accurately to produce information required under the Agreements from adequate and accurate input, we will (i) provide all assistance you reasonably request to enable the timely production of such information using alternative methods, (ii) immediately commence efforts to identify and correct the cause of such failure, and (iii) should the foregoing prove unsuccessful, co-operate fully with you in devising alternative solutions, taking into account the actual circumstances, and in obtaining any required approval thereof from other parties. Further, we will promptly update your version of Enigma with any future program improvements.

Except as provided above and in the Agreements, we shall have no responsibility whatever arising out of any Enigma failure, do not in any manner warrant or guaranty its performance and in no event shall we have monetary liability in connection with such failure or such performance or the consequences thereof, your having acknowledged that our foregoing commitment of assistance and co-operation is appropriate in the circumstances and your sole remedy.

Please acknowledge your acceptance of the foregoing in the place provided below.

Very truly yours,

CITIBANK, N.A.,

London Branch

By:

Title:  Vice President


Agreed and accepted


EXIDE HOLDING EUROPE

By:  ____________________

     Name:
     Title:

By:  ____________________

     Name:
     Title:

                                   SCHEDULE 13

                               EXIDE ITALIA S.r.l.
                   (registered in Italy under No. 09178790151)
 Registered Office: Romano di Lombardia (Bg), Via Dante Alighieri 100/106, Italy

                                                                   [.] May 2002

                              SOLVENCY CERTIFICATE

We, directors of Exide Italia S.r.l. (the "Company") having duly considered the provisions of Articles 5, 66 and 67 of the Italian Bankruptcy Law (Royal Decree No. 267 of 16th March 1942), are of the opinion that as at the date hereof:

(a) to the best of our knowledge and belief ,the Company is able to pay its debts as they fall due;

(b) to the best of our knowledge and belief, no resolution has been passed for the winding-up of the Company which has been notified to the Company and:

     (i) no petition had been presented for the winding-up of the Company or for the making of an administration order in respect of the Company;

     (ii) no receiver, administrative receiver, administrator or receiver and manager had been appointed in relation to the Company; and

     (iii)  no order for the winding up of the Company had been made.

     disregarding proceedings which are not being pursued or are discharged or are being contested in good faith on proper grounds where not more than thirty (30) days have expired since their commencement or which are of a frivolous or vexatious nature;

(c) to the best of our knowledge and belief, the entering into of the Transaction Documents by the Company and all matters in connection therewith are being effected by the Company in good faith and in connection with its business, and in our opinion there are reasonable grounds for believing that the transactions contemplated by the Transaction Documents and all related matters will benefit the Company; and

(d) to the best of our knowledge and belief, the Company, in entering into the Transaction Documents, has not been influenced by a desire to prefer one creditor over any other creditor of the Company.

This certificate is given by and on behalf of the Company.

________________________

________________________

                                   SCHEDULE 14

                     POWER OF ATTORNEY IN FAVOUR OF CITIBANK

THIS POWER OF ATTORNEY is made on the ___ day of May 2002 by EXIDE ITALIA S.r.l., a company with its registered office at Via Dante Alighieri 100/106 Romano di Lombardia (Bergamo), Italy, share capital (Euro) 26,000,000, fully paid up, registered with the Register of Company of Bergamo under No. 09178790151, acting in its capacity as Seller and Sub-Servicer (the "Appointor") in favour of CITIBANK, N.A., London Branch, a company whose registered office is at 336 Strand, London WC2R 1HB acting in its capacity as Operating Agent ("Citibank").

WHEREAS

(A) Pursuant to a receivables sale agreement (the "RSA") dated [.] May 2002 entered into between, inter alios, the Seller and Citibank, the Seller shall, from time to time offer to sell to Archimede Securitisation S.r.l. through the Offer Agent, certain receivables (the "Receivables") and Archimede Securitisation S.r.l. shall accept an assignment of all Receivables and Collections and Related Security for its benefit.

(B) Receivables, Collections and Related Security so acquired and not subsequently reacquired by the Seller or collected in full are referred to herein as the "Purchased Receivables".

(C)  Under the RSA, Citibank is appointed as the Operating Agent.

(D) Terms not defined herein shall have the meaning ascribed to such terms in the RSA.

NOW THEREFORE

1. The Appointor appoints Citibank individually and any receiver appointed from time to time in respect of the Receivables, Collections and Related Security to be its true and lawful agent (mandatario) for it and in its name to do any of the following acts, deeds and things or any of them as may be within the power of the Appointor after an Early Amortisation Event has occurred:

     (a) to exercise its rights, powers and discretions in respect of the Purchased Receivables, Collections and in respect of the related benefit of any related guarantee and any other related rights (such related benefit and other rights being the "Ancillary Rights");

     (b) to exercise all the rights, powers, remedies and discretions exercisable by the Seller by reason of the Seller remaining for the time being legal owner of any of the Purchased Receivables or the Ancillary Rights;

     (c) to execute, sign, seal and deliver any document and to do any other act or thing which it may deem to be necessary to protect the interests of Archimede Securitisation S.r.l. and/or the Lenders and/or the Operating Agent, proper or expedient for fully and effectually vesting or transferring the Purchased

          Receivables and the Ancillary Rights in or to Archimede Securitisation S.r.l. or its successors in title or other person or persons entitled to the benefit thereof (as the case may require) pursuant to and in accordance with the RSA;

     (d) to demand, sue for and receive all moneys due or payable under or in respect of the Purchased Receivables and the Ancillary Rights and pay such moneys to the persons to whom such moneys are required to be paid under the RSA;

     (e) to redirect mail and endorse drafts, cheques and other payments media, to perform any agreement or obligation of the Appointor under or in connection with the RSA and to exercise all other remedies of the Appointor under the RSA or existing at law; and

     (f) from time to time to substitute and appoint severally one or more attorneys (the "Substitute Attorneys") for all or any of the purposes aforesaid (including the power to authorise any person so appointed to make further appointments).

2. The Appointor hereby agrees at all times hereafter to ratify and confirm any act, matter or deed whatsoever Citibank or any Substitute Attorney shall lawfully do or cause to be done under or pursuant to this Power of Attorney to the extent that such act or acts and execution are within the power of the Appointor and within the subject matter of this Power of Attorney and the Appointor shall indemnify Citibank or any Substitute Attorney in respect of any loss, claim, cost, expense or liability in connection with this deed save to the extent that the same arises out of this latter's gross negligence, wilful default or bad faith.

3. The Appointor declares that this Power of Attorney has been given for security purposes and to secure continuing obligations of the Appointor under the Agreements and the abovementioned assignments, assignations and trusts and the powers hereby created shall be irrevocable and shall not be affected by the bankruptcy, liquidation, receivership, the making of an administration order or appointment of an administrative receiver or any other equivalent event of or affecting the Appointor.

4. The laws of the Republic of Italy shall apply to this Power of Attorney and the interpretation thereof and to all acts of Citibank or any Substitute Attorney carried out under the terms hereof.

IN WITNESS whereof this Power of Attorney has been executed by the Appointor as a deed the day and year first above written.

EXIDE ITALIA S.r.l.

(as Seller)

________________

By:

                                         SCHEDULE 15

                                   Special Dilution Reserve

           *Settlement Date     *Settlement Date           Table        Reserve
             May 16, 2002         May 15, 2003          May Week 3        1.8%
             May 23, 2002         May 22, 2003          May Week 4        0.1%
             May 30, 2002         May 29, 2003          May Week 5        0.0%
             June 7, 2002         June 5, 2003          June Week 1       0.5%
            June 13, 2002         June 12, 2003         June Week 2       0.2%
            June 20, 2002         June 19, 2003         June Week 3       0.0%
            June 27, 2002         June 26, 2003         June Week 4       0.0%
             July 5, 2002         July 3, 2003          July Week 1       0.0%
            July 11, 2002         July 10, 2003         July Week 2       0.0%
            July 18, 2002         July 17, 2003         July Week 3       0.4%
            July 25, 2002         July 24, 2003         July Week 4       0.0%
            August 1, 2002        July 31, 2003        August Week 1      0.0%
            August 8, 2002       August 7, 2003        August Week 2      0.0%
           August 15, 2002       August 14, 2003       August Week 3      0.0%
           August 22, 2002       August 21, 2003       August Week 4      0.0%
           August 29, 2002       August 28, 2003       August Week 5      2.4%
          September 5, 2002     September 4, 2003    September Week 1     0.7%
          September 12, 2002   September 11, 2003    September Week 2     0.0%
          September 19, 2002   September 18, 2003    September Week 3     3.0%
          September 26, 2002   September 25, 2003    September Week 4     0.0%
           October 3, 2002       October 2, 2003      October Week 1      0.0%
           October 10, 2002      October 9, 2003      October Week 2      0.0%
           October 17, 2002     October 16, 2003      October Week 3      0.0%
           October 24, 2002     October 23, 2003      October Week 4      1.3%
           October 31, 2002     October 30, 2003      October Week 5      0.0%
           November 7, 2002     November 6, 2003      November Week 1     0.0%
          November 14, 2002     November 13, 2003     November Week 2     0.0%
          November 21, 2002     November 20, 2003     November Week 3     0.0%
          November 29, 2002     November 28, 2003     November Week 4     0.0%
           December 5, 2002     December 4, 2003      December Week 1     0.0%
          December 12, 2002     December 11, 2003     December Week 2     0.0%
          December 19, 2002     December 18, 2003     December Week 3     0.0%
          December 27, 2002     December 24, 2003     December Week 4     0.0%
           January 3, 2003       January 2, 2004      January Week 1      0.0%
           January 9, 2003       January 8, 2004      January Week 2      3.6%
           January 16, 2003     January 15, 2004      January Week 3      2.8%
           January 23, 2003     January 22, 2004      January Week 4      0.0%
           January 30, 2003     January 29, 2004      January Week 5      0.0%
           February 6, 2003     February 5, 2004      February Week 1     1.3%
          February 13, 2003     February 12, 2004     February Week 2     2.2%
          February 20, 2003     February 19, 2004     February Week 3     1.1%
          February 27, 2003     February 26, 2004     February Week 4     0.0%
            March 6, 2003         March 4, 2004        March Week 1       2.7%
            March 13, 2003       March 11, 2004        March Week 2       3.3%
            March 20, 2003       March 18, 2004        March Week 3       0.0%
            March 27, 2003       March 25, 2004        March Week 4       0.0%
            April 3, 2003         April 1, 2004        April Week 1       0.8%
            April 10, 2003        April 8, 2004        April Week 2       1.9%

           *Settlement Date     *Settlement Date          Table          Reserve
            April 17, 2003       April 15, 2004       April Week 3        0.0%
            April 24, 2003       April 22, 2004       April Week 4        2.0%
             May 2, 2003         April 29, 2004        May Week 1         1.0%
             May 8, 2003           May 6, 2004         May Week 2         3.2%

       *Settlement Date     *Settlement Date         Table             Reserve

        * If the date set out in the column below is not a Programme Business Day, the Settlement Date shall be the next succeeding Programme Business Day.

EXECUTION PAGES

SELLER:

EXIDE ITALIA S.r.l.

____________________

By:


Address:      Via Dante Alighieri, 100/106, 24058 Romano di Lombardia (Bergamo)
              (Italy)
Attention:    Chairman of the Board of Directors.
Copy to:      Mr. Antonio Ferri
Telefax:          (39-363) 903 366
Telephone:    (39-363) 9991


BUYER:

ARCHIMEDE SECURITISATION S.r.l. (acting through its London branch)

___________________________________

By:

Address:    336 Strand, London WC2R 1HB   United Kingdom
Attention:
Telefax:
Telephone:


OPERATING AGENT:

CITIBANK, N.A. (acting through its London branch)

___________________________________

By:

Address:          Citicorp Centre
                  33 Canada Square, 5/th/ Floor, Canary Wharf
                  London E145LB
                  Attention:        Nigel Kilvington/Charles Prowse
                  Telefax:          +44 (0) 207 986 4705
                  Telephone:


OFFER AGENT

EXIDE HOLDING EUROPE

__________________________

By:

Address:          5-7 Allee Des Pierres Mayettes
                  92 636 Gennevilliers Cedex

Attention:        Dr. Albrecht Leuschner

Telefax:          0033 147927481

Telephone:        0033 141212300


ALLOCATION AGENT:

CITIBANK, N.A. (acting though its Milan branch)

___________________________________

By:

Address:          Foro Bonaparte 16
                  20121, Milan, Italy

Attention:

Telefax:

Telephone: